AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 11, 2026

TerraCycle US Inc.

121 New York Avenue

Trenton, NJ, 08638
(609) 656-5100
www.terracycle.com

UP TO 9,804,049 SHARES OF NON-VOTING CLASS B PREFERRED STOCK, PLUS UP TO 980,404 BONUS SHARES, FOR AN AGGREGATE OF 10,784,453 SHARES

The minimum investment in this offering is 150 shares of Class B Preferred Stock, or $1,011.00, plus the 3.5% transaction fee discussed below.

	Price to Public		Underwriting Discounts and Commissions(2)	Proceeds to Company Before Expenses
Price Per Share	$6.74	(1)	$0.23	$6.51
Price Per Share Plus the Transaction Fee(3)	$6.98		$0.24	$6.74
Total Maximum with the Transaction Fee	$68,392,065.42		$3,283,006.42	$65,109,059
Total Maximum Including Value of Bonus Shares and the Transaction Fee(4)	$74,999,988.38		$3,283,006.42	$71,716,981.96

The minimum investment in this offering (the “Offering”) is $1,011.00, or 150 shares of Class B Preferred Stock plus a 3.5% Transaction Fee. Investors in this offering will have no voting rights except those required by Delaware law.

(1)	The Company is offering up to 9,804,049 shares of Non-Voting Class B Preferred Stock to investors, plus up to 980,404 additional shares of Class B Preferred eligible to be issued as Bonus Shares (as defined in this Offering Circular), for an aggregate of 10,784,453 shares, see “Plan of Distribution”.

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(2)	The Company has engaged DealMaker Securities LLC, a FINRA/SIPC registered broker-dealer (“Broker”) as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering. The Broker does not purchase any securities from the issuer with a view to sell those for the issuer as part of the distribution of the security. The Company has also engaged affiliates of Broker for associated services for this Offering. The Company has agreed to compensate Broker and its affiliates with one-time payments totalling $37,500, plus monthly payments of $5,000 for three months (not to exceed $15,000), for accountable expenses before the Offering commences. After the Offering commences, payments of $5,000 per month for account management not to exceed $45,000, an average commission of three point three four percent (3.34%) on the aggregate cash collected by the Company from investors in the Offering, and up to $900,000 in fees for supplementary marketing services are expected to be charged, if the Offering is fully subscribed and all services are utilized by the Company. The cash commissions and other fees in aggregate shall not exceed a maximum compensation limit for this offering of $3,283,006. See “Plan of Distribution” for more details.

(3)	Investors will be required to pay a Transaction Fee to the Company at the time of the subscription to help offset transaction costs equal to 3.5% of the subscription price per Share (the “Transaction Fee”). The Broker and its affiliates will receive compensation on this fee. The Company will not receive any proceeds from the Transaction Fee. See “Plan of Distribution” for more details.

(4)	While the company will not receive any additional consideration for the Bonus Shares issued as part of this Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, is $75,000,000 composed of $68,392,065.42 of actual proceeds to the Company from investors (including the Transaction Fee) and the value of the Bonus Shares of $6,607,922.96. This full amount of $74,999,988.38 is the total amount the Company is offering towards its annual $75 million offering cap under Rule 251(a)(2).

Bonus Shares are available to investors based on the criteria discussed below under “Plan of Distribution.” Investors will pay full price for their securities, and if eligible, may receive Bonus Shares equal to an amount that is 10% of the number of shares purchased. Those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving 10% Bonus Shares.

Investors will be required to subscribe to the Offering via the platform managed by DealMaker Securities, and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering. All funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and DealMaker Securities, LLC. Once investor subscriptions are accepted by the Company and by DealMaker Securities, LLC funds will be deposited into the Company’s operating account.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. There is no minimum target for this offering and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately                                     .

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary – Implications of Being an Emerging Growth Company.”

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In this Offering Circular, the term “TerraCycle,” “we”, or “the Company” refers to TerraCycle US Inc. and its consolidated subsidiaries. The term “parent,” “TCI Parent”, “TCI” or “parent company” refers to our parent company, TerraCycle, Inc. The term “Offering” refers to the offer of non-voting preferred stock offered pursuant to this Offering Circular. The company’s website is not incorporated into this Offering Circular.

Unless otherwise indicated, amounts related to the Company’s consolidated financial statements and information derived from them in “The Company and its Business - Property” and “Financial Discussion” in this Offering Memorandum are in thousands.

On September 4, 2025, the Company effectuated a 100-for-1 stock split; all the share numbers in this Offering Memorandum are on a post-split basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS

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SUMMARY

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

TerraCycle US Inc. was incorporated in Delaware in August 2017 by our parent company, TerraCycle, Inc., TCI Parent is a global leader in the collection and recycling of traditionally hard-to-recycle waste. It operates through subsidiaries in the Americas, Europe, Asia-Pacific, and Oceania. The Company’s operations cover the United States and is the largest subsidiary of TCI Parent. TCI Parent currently owns all of our common stock (our only voting stock), which comprises approximately 71% of our total outstanding equity, while the remaining 29% is held by shareholders from our previous Regulation A and recent Reglation Crowdfunding offerings.

The Company’s mission is to eliminate waste while maintaining a profitable business. It focuses on hard-to-recycle waste streams by creating national collection platforms funded by consumer product companies, retailers, cities and municipalities, manufacturers, distribution centers, small businesses, and individuals. The collected waste is recycled and sold to manufacturers to create new products, and where possible, we work to integrate hard-to-recycle materials into specific products.

Offering Terms

Securities Offered	Up to 9,804,049 Class B Preferred Stock, plus up to 980,404 Bonus Shares, for an aggregate of 10,784,453 shares.
Minimum Investment	$1,011.00, or 150 shares of Class B Preferred Stock.
Common Stock outstanding before the Offering	50,000,000 shares of Common Stock.
Non Voting Class A Preferred Stock outstanding before the Offering	19,617,300 shares of Non-Voting Class A Preferred Stock
Non Voting Class B Preferred Stock outstanding before the Offering	871,019 shares of Non-Voting Class B Preferred Stock
Non Voting Class B outstanding after the Offering (assuming a fully subscribed Offering)	11,655,472 shares of Non-Voting Class B Preferred Stock
Use of Proceeds	The proceeds of this Offering will be used for acquisitions, marketing, and general overhead. See “Use of Proceeds.”
Risk Factors	Investing in our securities involves risks. See “Risk Factors” and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file (on SEC.GOV):

•	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

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If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are generally not required to obtain an auditor attestation on their assessment of internal control   over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). You should consider general risks as well as specific risks when deciding whether to invest.

Risks related to our Business

We have a complicated business model. Our business model is an aggregation of several types of businesses. We engage different parties at various stages of the production and consumption cycle. Part of our work resembles that of an agency, in that we seek out and contract with clients (the majority of which are consumer packaged goods companies) that make products (brands) and help them implement sustainability initiatives as part of their marketing objectives. At the same time, we engage a network of collectors who earn charity awards for their efforts in collecting wastes to be shipped to our processing partners’ facilities for recycling. In addition, we are an operations and logistics company and we manage, mainly through third parties/common carriers, hundreds of thousands of pick-ups, check-ins, sorting, warehousing, recycling and delivery of recycled materials nationally. Additionally, in our Commercial product, we recycle lighting and electronic waste. As we focus on many kinds of waste materials that are not commonly recycled (because they generally have not been economical to recycle), we also conduct robust research and development activities to evaluate waste streams and the cost of recycling before we price a collection/recycle program for a given waste stream. Our complex business model requires a high level of coordination and could expose us to operational risks.

We have one key executive upon which the Company is highly dependent. We depend primarily on the skill and experience of Tom Szaky, our founder and CEO. If we are not able to call upon him for any reason, our operations and development could be harmed. Further, there is no assurance that the Company will be able to identify, hire and retain his replacement should he no longer be able to work with the Company.

Our growth may place significant strain on our operational, financial, and managerial resources, and if we fail to manage our growth effectively, our business could be adversely affected. We have experienced, and may continue to experience, rapid growth in the scale and complexity of our operations, customer base, and geographic reach. Our ability to manage this growth effectively depends on our capacity to expand operational infrastructure, maintain service quality and regulatory compliance, recruit and retain qualified personnel, and implement appropriate systems and controls. If we are unable to manage our growth in a sustainable and controlled manner, we may experience operational inefficiencies, supply chain disruptions, compliance failures, or reduced customer satisfaction. Any failure to scale our business effectively could adversely affect our reputation, financial performance, and long-term prospects.

There may not be enough demand for our recycling programs. We will only succeed if there is sufficient demand for the recycling services we provide. The elimination or serious reduction in the use of disposable packaging would greatly impact our revenue.

Equipment upgrades, equipment failures, and facility damage may lead to production curtailments or shutdowns. Our business operations and recycling and manufacturing processes depend on critical pieces of equipment, including information technology equipment, shredders, nonferrous sorting technology, furnaces, and a rolling mill, which may be out of service occasionally for scheduled upgrades or maintenance or as a result of unanticipated failures or events. Our facilities are subject to equipment failures and the risk of catastrophic loss due to unanticipated events such as mechanical failures, fires, earthquakes, accidents, or violent weather conditions. While we carry insurance, our insurance coverage may be unavailable or insufficient to protect us against losses in the case of future events. In addition, insurance may not continue to be available in the future on acceptable terms or at acceptable costs. Interruptions in our processing and production capabilities and shutdowns resulting from unanticipated events also could disrupt customer and supplier relationships and could have a material adverse effect on our financial condition, results of operations, and cash flows.

A global economic recession, government closures of banks and liquidity concerns at other financial institutions, or other downturn may have a material adverse impact on our business, prospects, results of operations and financial condition. A global economic recession or other downturn, whether due to inflation, global conflicts or other geopolitical events, public health crises, interest rate increases or other policy actions by major central banks, government closures of banks and liquidity concerns at other financial institutions, or other factors, may have an adverse impact on our business, prospects, financial condition and results of operations. Adverse economic conditions as well as uncertainty about the current and future global economic conditions could reduce the number of brands willing to participate in our sponsored waste programs or reduce the number of customers willing to purchase our zero waste boxes. As a result, our revenue could be adversely affected. In addition, any economic recession or other downturn could also cause logistical challenges and other operational risks if any of our customers, suppliers, sub-suppliers or partners become insolvent or are otherwise unable to continue their operations, fulfill their obligations to us, or meet our future demand. In addition, the deterioration of conditions in global credit markets may limit our ability to obtain external financing to continue with our plans to grow through acquisitions.

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We operate in industries that are cyclical and sensitive to general economic conditions, which could have a material adverse effect on our operating results, financial condition, and cash flows Demand for most of our services is cyclical in nature and sensitive to general economic conditions. The timing and magnitude of the cycles in the industries in which our services are used are difficult to predict. The cyclical nature of our operations tends to reflect and be amplified by changes in economic conditions, both domestically and internationally, the effects of inflation, changes in interest rates, and foreign currency exchange fluctuations. Economic downturns or a prolonged period of slow growth in the U.S. and foreign markets or any of the industries in which we operate could have a material adverse effect on our results of operations, financial condition, and cash flows.

We rely on certain third-party services, and our business will be negatively impacted if we are not able to access their services. We use third parties for shipment of collected wastes to our warehouses (principally UPS and FedEx), third-party warehouses for storage, freight carriers to transport waste from warehouses to third-party recycling facilities, and third-party facilities for processing and recycling waste. If we are unable to affordably access any third-party services or maintain the cost of their services, our business operations could be disrupted and our revenues could be negatively impacted.

For some of the waste streams we collect, we are subject to federal and state laws regulating waste management and there could be adverse effects if we are not in compliance with all applicable laws. Federal and state laws regulate the collection, transportation, storage, and disposal of certain waste, including universal waste (batteries, pesticides, mercury-containing equipment, and mercury lamps). We, or our third-party vendors, could inadvertently violate federal and state laws during collection, transportation, storage, and processing of different waste streams, and if so, there could be adverse effects, such as regulatory actions, fines penalties, and liabilities.

The Company’s insurance may not be sufficient, We cannot assure you that the Company’s insurance is sufficient to cover the full extent of all of its losses or liabilities for which it is insured. Further, insurance policies expire annually, and the Company cannot guarantee that it will be able to renew insurance policies on favorable terms, or at all. In addition, if it, or other leisure facilities, sustain significant losses or make significant insurance claims, then its ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected. If the Company’s insurance coverage is not adequate, or it becomes subject to damages that cannot by law be insured against, such as punitive damages or certain intentional misconduct by their employees, this could adversely affect the Company’s financial condition or results of operations.

Our business depends on our reputation and the value of our brand. We believe that we have developed a reputation for our innovations, social and environmental responsibility, achievements, and unique business model and that our brand symbolizes these attributes. The TerraCycle brand name, trademarks and logos, and our reputation are powerful sales and marketing tools. Adverse publicity relating to us could tarnish our reputation and reduce the value of our brand. Damage to our reputation and loss of brand equity could reduce demand for our services. This reduction in demand, together with the dedication of time and expense necessary to defend and restore our reputation, could have an adverse effect on our financial condition, liquidity, and results of operations.

A cybersecurity incident could negatively impact our business and our relationships with customers. We use computers in substantially all aspects of our business operations. We also use mobile devices, social networking, and other online activities to connect with our employees and our customers. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft, and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive, confidential, and proprietary information, including customers’ personal information, private information about employees, and financial and strategic information about us and our business partners. While we make best efforts to protect all data, our current measures on security breach prevention and incident response efforts may not be entirely effective. A cybersecurity incident could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability, and competitive disadvantage.

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Acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences. We have made and may continue to make acquisitions of or expand into complementary businesses to enable us to expand our customer and supplier base and grow our revenues. Execution of any past or potential future acquisition or expansion involves several risks, including:

•	Difficulty integrating the acquired businesses’ personnel and operations;
•	Challenges in obtaining permits or meeting other regulatory requirements;
•	Potential loss of key employees, customers, or suppliers of the acquired business;
•	Difficulties in realizing anticipated cost savings, efficiencies, and synergies;
•	Unexpected costs;
•	Inaccurate assessment of or undisclosed liabilities;
•	Inability to maintain uniform standards, controls, and procedures;
•	Disruption to existing businesses; and
•	Difficulty in managing growth.

If we do not successfully execute on acquisitions or expansions and the acquired or expanded businesses do not perform as projected, our financial condition and results of operations could be materially adversely affected.

We may not realize the synergies and growth opportunities that are anticipated from acquisitions. Our business strategy includes growth through acquisition. We believe that synergies will come from the elimination of duplicative costs such as selling, general and administrative expenses, as well as the optimization of logistics, truck and plant utilization, and improvements in route density and facility optimization. Our success in realizing these synergies and growth opportunities depends on the successful integration of the acquired business with our pre-existing business and operations. Even if we are able to integrate these businesses and operations successfully, the integration may not result in the realization of the full benefits of the synergies and growth opportunities we expect.

We may be subject to litigation or regulatory action related to our business practices or those of our vendors, which could result in significant costs and reputational harm.

We are exposed to the risk of claims, investigations, or enforcement actions arising out of our own business practices or those of third parties we rely on, including vendors, contractors, and other service providers. These claims may relate to environmental compliance, labor practices, marketing and labeling, consumer protection, or other regulatory or ethical standards. Even if we are not directly responsible for the conduct in question, we may face reputational damage or legal liability if customers or regulators view us as accountable for the actions of our business partners. Defending against such matters can be time-consuming and costly, and adverse outcomes could result in monetary damages, fines, operational restrictions, or other penalties, any of which could adversely affect our business, financial condition, and results of operations.

Risks Related to our Securities and this Offering

We can exercise a repurchase option to repurchase the Class B Preferred Stock sold in this Offering. We have the right to repurchase all of our Preferred Stock at the greater of (i) fair market value, as determined by a qualified third-party selected by the Board of Directors of the Company in its sole discretion, or (ii) the original issue price of the Preferred Stock plus any declared but unpaid dividends. The repurchase option can be used with respect to a particular share of Preferred Stock at any time after the 18-month anniversary of the original issue date of such share or immediately prior to the closing of a Parent Deemed Liquidation Event. A Parent Deemed Liquidation Event shall mean any of the following: (a) any consolidation or merger of our parent company with or into any other corporation or other entity or person, or any other corporate reorganization, (b) any transaction or series of related transactions to which our parent company is a party in which in excess of 50% of the parent company’s voting power is transferred, (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of our parent company, or (d) the sale of shares of our parent company’s common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933.

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Investors in this Offering will have no voting rights, and therefore will have no ability to influence the management or the direction of the Company. The shares offered in this Offering carry no right to vote on or consent to any matter that would otherwise be subject to the vote or consent of the Company’s stockholders. Investors in this Offering will not have the ability to control a vote by the voting stockholders or the board of directors, and therefore will have no ability to influence the management or the direction of the Company.

We are controlled by our parent company and its founder. TerraCycle, Inc, our parent company, currently holds approximately 71% of our stock and all of our voting stock, and will continue to control the Company after the Offering. At the conclusion of this Offering, our parent company and its stockholders will continue to own all of our voting stock. Investors in this Offering will not have the ability to control a vote by the stockholders or the board of directors.

There currently is no active public market for our stock and an active trading market may not be developed or sustained following this Offering, which may adversely impact the market for shares of our stock and make it difficult to sell your shares. There is no formal marketplace for the resale of our stock. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.  Over-the-counter markets have from time-to-time experienced significant price and volume fluctuations. As a result, the market price of our stock (if any market were to develop) may be similarly volatile, and holders of our stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this offering circular.

There is no requirement for the Company to pay dividends on Class B stock. The Company is not required to pay dividends on its Class B Preferred Stock. Unlike the Class A Preferred Stock which is entitled to a minimum percentage of our after-tax profits on an annual basis (if any, and to the extent permitted by Delaware law), the Class B Preferred Stock does not have a similar dividend requirement. Holders of Class B Preferred Stock will receive dividends only if and when declared by the Board of Directors, and only after the Company has satisfied its obligations to the Class A Preferred Stock. Accordingly, it is possible that you may never receive dividends on your shares.

The exclusive forum provision in our certificate of incorporation, bylaws and the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Article VII of our Certificate of Incorporation and Section 47 of our Bylaws contain exclusive forum provisions for certain lawsuits, see “Securities Being Offered – Class A and B Preferred Stock – Forum Selection Provisions” and “Securities Being Offered – Common Stock – Forum Selection Provisions.” Further, Section 7 of the subscription agreement for this Offering includes exclusive forum provisions for certain lawsuits pursuant to the subscription agreement; see “Securities Being Offered – Non-Voting Class B Preferred Stock – Forum Selection Provisions.” The forum for these lawsuits will be the Court of Chancery in the State of Delaware for all actions not arising under federal securities laws. For actions arising under the Securities Act the Federal Courts of the United States will have exclusive jurisdiction.

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Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our Certification of Incorporation and Subscription Agreement will provide that the U.S. federal district courts will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or a federal forum provision. Our decision to adopt a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the federal forum provision should be enforced in a particular case, application of the federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and neither the exclusive forum provision nor the federal forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities will be deemed to have notice of and consented to our exclusive forum provisions, including the federal forum provision. These provisions may limit our stockholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation and/or Subscription Agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, and financial condition.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

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Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when our Preferred Stock is transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to those securities or to the transferor with regard to ownership of those securities, that were in effect immediately prior to the transfer of the Preferred Stock, including but not limited to the subscription agreement.

The Offering price has been set by TerraCycle’s management.

The Company has set the price of its Non-Voting Class B Preferred Stock and developed an incentive plan (including the issuance of Bonus Shares) based on its own internal analysis. Valuations for companies like TerraCycle are purely speculative. Our valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of this company. You should not invest if you disagree with this valuation.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors who purchase the Non-Voting Class B Preferred Stock in this Offering.

Certain investors who purchase Non-Voting Class B Preferred Stock in this Offering are entitled to receive additional shares of Non-Voting Class B Preferred Stock (the “Bonus Shares”) that effectively provide a discount on price based on the amount invested. The number of Bonus Shares will be determined by the amount of money they invest in this Offering, having been a prior investor and the timing of investment. An investor in our Offering may be able to receive a maximum of 10% Bonus Shares. Bonus Shares will effectively act as a discount to the price at which the Company is offering its stock. For more details, including all of the Bonus Shares being offered, see “Bonus Shares” above. Therefore, the value of shares of investors who pay the full price in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for the same stake in the Company.

Your investment could be illiquid for a long time. You should be prepared to hold this investment for several years or longer. While there are no restrictions on the resale of the securities being offered pursuant to this Offering under Regulation A, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer and you may not be able to resell the securities at the price you paid for them.

There is no assurance that a liquidity event will occur. While the Company may pursue a strategic transaction, including an initial public offering, merger, acquisition, or other sale of the Company through either us or our parent company, there can be no assurance that any such transaction will occur, or, if it does occur, that it will be on terms favorable to the Company or its stockholders. The occurrence, timing, and terms of any liquidity event depend on a number of factors outside of the Company’s control, including market conditions, industry trends, investor sentiment, regulatory developments, and the performance of the Company’s business. Stockholders should not assume that a liquidity event will take place, or that they will receive any return on their investment through such a transaction or that they would even receive back the amounts they have invested in the Company. In the absence of a liquidity event, stockholders may be required to hold their investment for an indefinite period of time and may have limited ability to liquidate their shares.

Our parent company has the ability to exert significant influence over us and our corporate decisions.

Our parent company has the ability to exert significant influence over us and our corporate decisions. Our parent continues to own all of our voting securities and controls all matters requiring a stockholder vote, including the election of directors; mergers, consolidations, and acquisitions; the sale of all or substantially all of our assets; other decisions affecting our capital structure; the amendment of our certificate of incorporation and bylaws; the declaration of dividends; and our winding up and dissolution. This concentration of ownership may delay, deter, or prevent acts that would be favored by our other stockholders, including a change in control of our company. The interests of our parent may not always coincide with our interests or those of our other stockholders.

All of our executive officers are also officers of our parent. As a result, decisions regarding our operations, strategy, or allocation of resources may be influenced by the interests of our parent. Our parent may seek to cause us to take actions that, in its judgment, could enhance its investment in us but which might involve risks to our other stockholders or adversely affect us.

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So long as our parent continues to beneficially own all of our outstanding voting stock, it will have the right to nominate all of our directors. Because all of our executive officers and the majority of our directors are also officers and/or directors of our parent, and some may hold equity or options in our parent, these relationships may create, or may create the appearance of, conflicts of interest when making decisions that could affect both companies differently.

In addition, we have entered into agreements with our parent and its affiliates, including a licensing, royalty and reimbursement agreement, and an intercompany loan agreement. The licensing, royalty and reimbursement agreement covers the work of our entire executive team and includes reimbursements to our parent company and under the intercompany loan agreement we are owed over $8 million from our parent company, which can be paid back at any time including through declaring dividends in excess of that amount. See, “Interest of Management and Others in Certain Transactions”. Disagreements regarding the rights and obligations of our parent or its affiliates under these agreements, or renegotiation of their terms, could create conflicts of interest for our officers and directors, as well as disputes that may be resolved in a manner unfavorable to our company or our stockholders. Interruptions to or problems with services provided under the licensing, royalty and reimbursement agreement could increase our costs or create additional operational risks. Although we believe these agreements contain commercially reasonable terms, and were voted on by a majority of our independent directors, they may not always be in the best interests of our stockholders or may contain terms less favorable than those we could obtain from unaffiliated third parties.

We expect to raise additional capital through offerings of equity and convertible securities and to provide our employees and advisors with equity incentives. Therefore, your ownership interest in the Company will likely be diluted over time.

Our current strategic initiatives require substantial capital. We may seek to raise any necessary additional funds through equity or debt financings or other sources that may be dilutive to existing stockholders. The Company may offer additional shares of its Preferred Stock and/or other classes of equity or debt that convert any of which offerings would dilute the ownership percentage of investors in this Offering. See “Dilution.”

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g., minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The Transaction Fee of 3.5% may not count toward your cost basis for tax purposes. The IRS and/or another relevant tax authority may consider the price of the share before including the Investor Transaction Fee as the cost basis for determining any gain or loss at a realization event. You should discuss with your tax advisor the appropriate way to determine the relevant tax obligation.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

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The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $6.74 per share, the original per share price of Non-Voting Class B Preferred Stock in this Offering as of February 11, 2026, plus the Transaction Fee, which would be an effective cash price of $6.98 per share.

	25% of Max Offering	50% of Max Offering	75% of Max Offering	Maximum Offering
Price per Share with transaction Fee (1)	$6.98	$6.98	$6.98	$6.98
Shares Issued	2,451,012	4,902,025	7,353,037	9,804,049
Capital Raised	$17,098,016	$34,196,033	$51,294,049	$68,392,065

Less: Offering Costs (2)	$5,129,405	$10,258,810	$15,388,215	$20,517,620
Net Offering Proceeds	$11,968,611	$23,937,223	$35,905,834	$47,874,445
Net Tangible Books Value at February 1, 2026 (3)	$11,322,000	$11,322,000	$11,322,000	$11,322,000
Net Tangible Books Value post-financing	$23,290,611	$35,259,223	$47,227,834	$59,196,445

Shares Issued and Outstanding as of June 30, 2025 (4)	69,617,300	69,617,300	69,617,300	69,617,300
Shares Issued between July 1, 2025 to February 11, 2026 (5)	871,019	871,019	871,019	871,019
Shares Issued and Outstanding as of February 11, 2026	70,488,319	70,488,319	70,488,319	70,488,319

Total Post-Financing Shares Issued and Outstanding	72,939,331	75,390,344	77,841,356	80,292,368

Net tangible book value per share as of February 11, 2026	$0.16	$0.16	$0.16	$0.16
Increase/(Decrease) per share attributable to new investors	$0.16	$0.31	$0.45	$0.58
Net tangible book value per share after offering	$0.32	$0.47	$0.61	$0.74
Dilution per share attributable to new investors ($)	$6.74	$6.52	$6.32	$6.12
Dilution per share attributable to new investors (%)	96.64%	93.50%	90.55%	87.79%

(1)	Excludes any Bonus Shares to be issued in the offering. See “Plan of Distribution” for more information on Bonus Shares.
(2)	Offering costs include: legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering. See "Use of Proceeds" for additional details.
(3)	Net tangible book value is calculated as follows:

Total Stockholder equity at 6/30/25:	$22,321,000
Less: intangible assets:	$5,999,000
Plus: capital raised from 7/1/25 to 2/11/26:	$5,000,000
Equals tangible book value as of February 11, 2026:	$11,322,000

(4)	Shares issued and outstanding pre-financing is calculated as follows.

Class A Preferred outstanding at June 30, 2025	50,000,000
Common stock outstanding at June 30, 2025	19,617,300
Total of number of shares outstanding	69,617,300

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For the purposes of this table, we have assumed each share of Preferred Stock converts into a share of Common Stock. A conversion would only occur at certain events (e.g., an initial public offering). See "Securities Being Offered - Preferred Stock - Conversion Rights".

(5)	In September 2025, the Company amended its Certificate of Incorporation to among other items authorize the Class B Preferred Stock. The Company sold those shares in an offering pursuant to Regulation CF.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the Company’s employees or marketing partners. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger Company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share, which typically occurs only if the company offers dividends.

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2024, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

•	In June 2025, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

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USE OF PROCEEDS

The table below sets forth our estimated use of proceeds from this offering, assuming we sell 9,804,049 shares of Class B Preferred Stock for cash consideration. The net proceeds from the total maximum offering amount are expected to be approximately $47,874,445, after the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering). Our estimated offering costs include $3,283,006 in underwriting compensation DealMaker Securities LLC and affiliates. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the maximum offering amount.

	25% of Max Offering	50% of Max Offering	75% of Max Offering	100% of Max Offering
Capital Raised	$17,098,016	$34,196,033	$51,294,049	$68,392,065
Underwriting Compensation (1)	$835,440	$1,573,381	$2,425,380	$3,283,006
Offering Costs	$4,293,965	$8,685,429	$12,962,835	$17,234,614
Net Proceeds	$11,968,611	$23,937,223	$35,905,834	$47,874,445

The Company anticipates using the estimated amount of net proceeds primarily to finance its growth through acquisitions in our Commercial business (as further defined and explained below). The Company may also use funds opportunistically to expand its client base and revenue in the our Direct products and services through digital marketing campaigns and hiring additional salespeople.

Because the Offering is a “best efforts,” we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering .

(1) The estimated offering costs are for payments to DealMaker Securities LLC and affiliates for various fees, including: usage fees, activation and marketing asset creation fees, technology platform fees, marketing advisory fees and media performance fees.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

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THE COMPANY’S BUSINESS

TerraCycle’s Business

Overview

TerraCycle US, Inc. is the largest subsidiary of TerraCycle, Inc., a global leader in the collection and recycling of traditionally hard-to-recycle waste. TerraCycle is responsible for the US operations of our parent company, TerraCycle, Inc. The Company in which you are invited to invest, is majority owned by TerraCycle, Inc. The Company, through its operating subsidiary, has been operating and generating revenue in the U.S. since January 1, 2014.

The Company’s mission is to eliminate waste while maintaining a profitable business. It focuses on hard-to-recycle waste streams by creating national collection platforms funded by consumer product companies, retailers, cities and municipalities, manufacturers, distribution centers, small businesses, and individuals. The collected waste is recycled and sold to manufacturers to create new products, and where possible, we work to integrate hard-to-recycle materials into specific products.

The Company focuses on this underdeveloped area of recycling and has expanded its scope of services to other countries. Most waste streams are not recycled because the cost of collection and processing exceeds the value of the recovered material. To address this, TerraCycle developed innovative business models that generate value beyond the material itself, enabling us to recycle items such as toothpaste tubes, contact lens cases, water filters, candy wrappers, coffee bags, packaging for fragrances, skincare, and haircare products, among many others.

The Company’s operations teams manage our owned sorting and processing centers located in Illinois, Massachusetts and New Hampshire, as well as source and onboard third-party material processors who convert the collected materials according to the Company’s specifications. Materials are processed through mechanical sortation, conversion and compounding to produce new recycled raw materials which are then used in manufacturing new products.

We recycle the waste collected through these programs into primarily raw materials and sell them to companies that make new products with the recycled materials. The principal types of waste we process are combinations of HDPE/PP, PET, aluminum, and other traditionally non-recyclable combinations that include engineering grade plastics. The principal output of our recycling processes are lower-end material mixtures often comprised of multiple polymers, which can be used by manufacturers that produce industrial-type products that are typically of simple design and less sensitive to material composition. Some examples of these products include plastic lumber, plastic containers, plastic shipping pallets and large containers used for carrying objects.

Principal Products and Services

The Company offers three principal products and services.

The first principal product and service we offer is referred to as “Programs”. We design and administer turnkey programs through which we bring manufacturers or brands and the public together to recycle certain categories of products and/or packaging that the manufacturers produce. These Programs are sponsored and funded by manufacturers or brands and are free to the public and offered on our website, www.TerraCycle.com. For example, Colgate has contracted with us to launch and manage a national recycling program to collect and recycle its oral care products and packaging. These Programs generally offer the individuals and entities collecting the waste “TerraCycle Rewards”, which are points that can be converted into donations to charities. Everyone, including individuals, schools, office buildings, municipalities, etc., may sign up through our website to become a collector of any brand-sponsored waste. After signing up, a collector would begin collecting the waste in any box, which when full, is shipped to one of our warehouses using a free third-party logistics provider mailing label that can be downloaded from the TerraCycle website.

The costs for i) shipping the waste to our warehouse for storage, ii) to our recycling partners, and iii) and charity donations/gifts associated with each shipment are incorporated into the pricing of our waste collection services in our contracts with the sponsoring brands. The sponsoring brand also pays us a management fee for administering the program as well as for significant marketing and promotional services in many cases.

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The waste items collected from the Programs are sorted, aggregated, and stored in our warehouses until there is sufficient quantity of a particular type of waste from which we can economically recycle into raw or new materials. We arrange for the waste to be transported and recycled from the warehouses to one of our owned or a third-party recycling facility. If a third-party, we pay the recycling center to clean, shred and recycle the waste into new plastic pellets, according to our specification. Non-compliant materials (e.g. products unrelated to category), contamination (e.g. food or other residual products), or material loss during processing (e.g. burn-off or fall-out) may impact the full extent of material recovery.

The second principal product and service we offer is referred to as “Direct”. We sell storage containers or “zero waste boxes” directly or through purchase orders to customers who wish to collect a specific waste stream like coffee capsules or category of waste such as non-compostable kitchen or bathroom waste not sponsored by a brand. Once a box is filled with the specified waste, the customer arranges a third-party logistic provider pick up to collect and deliver the waste to our warehouse for sorting, aggregation, storage, and ultimately recycling into new materials. The boxes are affixed with a prepaid shipping label.

We also sell these boxes directly to end users through our website, to resellers like Staples, to major corporate customers like Amazon and to event organizers, such as conferences or concerts that seek to reduce their waste footprint. We also provide private label box service for companies and distributors that seek to offer a recycling option as part of their sale or service. Pricing of the boxes depends on size, weight, costs to recycle, value of recycled materials, and the complexity of the sorting required.

Similar to Programs, we arrange for waste to be transferred from the warehouses to a third-party recycling facility once there is sufficient quantity of a particular waste that can be recycled. The cost of transportation of waste items from the warehouse to the recycling center, as well as the cost of recycling, are factored into the cost of the box sold to the customer.

The third principal product and service we offer is referred to as “Commercial”. The Company sells boxes for the pre-paid return of light bulbs and electronics, bins for the return of batteries; bulk collections of universal waste from factories, office buildings and hotels and, the Bulb Eater bulb crusher, which concentrates the mercury from light bulbs using manufactured parts and is assembled at our facility in Illinois.

Commercial includes acquired companies Complete Recycling Solutions (CRS), acquired in May 2023 with locations in Massachusetts and New Jersey, and North Coast Services LLC (NC), acquired in September 2024 with a location in New Hampshire. Through CRS, we recycle lighting and electronic waste including materials such as mercury-bearing lamps, electronics and cathode ray tubes, mercury devices, batteries, PCB (Polychlorinated biphenyls) and Non-PCB lights ballasts.

Principally operating in Maine and New Hampshire, NC collects and assures processing or reuse of Universal Waste (principally light bulbs) and e-waste (principally televisions) as well as facilitates secure data destruction services. Universal Waste is further defined at (https://www.epa.gov/hw/universal-waste). In Maine, where the state has legislated for e-waste to be dropped off at a range of state-owned transfer stations, NC is approved for collections from all such Maine facilities.   In both Maine and New Hampshire, and to a limited extent other nearby New England states, NC collects from schools, universities, health care institutions, environmental service companies, light industrial facilities and from businesses. We do not own and operate Universal Waste processing facilities; rather, all collected waste is shipped directly to third-party EPA (Environmental Protection Agency) registered Universal Waste processing companies.

The main industries served by Commercial (which include our regulated waste line of business) are contractor, distribution, government and various commercial businesses including manufacturing and property management companies. There is competition in the Universal Waste space, as there are companies, many much larger than us, that collect and process Universal Waste. We believe that our key differentiator in this space is our ability to tap into our significant corporate customers, and our unique synergies between our various business units and service offerings, including our uncommon ability among waste collectors to generate favorable publicity for our clients.

Within Commercial, the Company also recycles a wide range of traditionally non-recyclable materials collected through the Direct and Programs products and services. In some cases, our sales team works with our R&D team to recycle collected waste into a format that meets the unique specifications requested by the buying parties. In our R&D lab at our Company headquarters in Trenton, NJ, we perform sample testing where we determine how to outsource any production work to strategic processors to ensure the sample meets client needs. When an order is ready to move into production, aggregated loads of materials from our storage facilities are transported to one of several third-party processing facilities. This third-party recycling center will then perform the necessary processing work such as shredding, washing, drying, pelletizing, compounding, etc. to produce recycled pellets that meet customer specifications and often the processed materials are sent to our client’s third-party manufacturer for immediate incorporation into new products.

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Competitive Advantage

We operate in a competitive industry, which includes competitors in specialty recycling / recycling for hard to recycle materials that tend to be more industry focused (e.g. just cosmetics) with limited geographic coverage (e.g. just one state/region). Our advantage is that the Company can and does recycle hundreds of different waste streams, such as most consumer package goods and their packages, regulated and universal waste, cigarette butts, toys, dirty diapers, shoes, and many others across all of the US. These solutions also come with a more comprehensive range of value-add services (account management, customer engagement, marketing, PR, etc.) throughout the recycling process with drive tangible return on investment for its clients. Additionally, TerraCycle has a sophisticated R&D team and laboratory which continuously develop recycling solutions for new waste streams, keeping TerraCycle at the forefront of recycling innovation. This combination of flexible multi-national recycling solutions, value add services, and cutting-edge innovation has allowed TerraCycle to build a client list of the world’s largest consumer package goods companies and their retailers.

Employees

Our workforce is comprised of our employees (both full-time and part-time), employees of our parent company who spend a portion of their time to help manage our day-to-day operations (discussed in more detail under the “Interest of Management and Others in Certain Transactions” section below), and independent contractors. As of February 11, 2026, we have 195 employees including 190 full-time and 5 part-time employees.

Regulation

Our core business offering is to collect, store, transport, and recycle post-consumer materials categorized as recyclable materials, reclaimed materials or universal waste. By legitimately recycling all collected materials TerraCycle is exempt from the solid waste requirements outlined by the environmental departments of the 48 states in which we operate.

For Universal Waste (batteries, electronic waste, aerosols, lighting ballasts, lamps) TerraCycle follows all Federal and State regulations derived from the Resource Conservation and Recovery Act (RCRA) 40CFR Part 273 and the DOT Transport of Hazardous Material 49 CFR. All Universal Waste are recycled at permitted Destination Facilities such as our mercury retort recycling facility CRS located in Massachusetts.

Intellectual Property

Our parent company has registered a number of trademarks, including the Infinity Arrow logo, “TerraCycle”, TerraCycle + Infinity Arrow logo (lockup) and “ELIMINATING THE IDEA OF WASTE”.

Neither we nor our parent company hold any patents and have not applied for any patents.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in such matters may arise from time to time that may harm the Company’s business. To the knowledge of management, there is no material litigation or governmental agency proceeding pending or threatened against the Company or any of its subsidiaries.

Property

We own two adjacent buildings at our headquarters at 121 New York Avenue and 21 Hillside Avenue, Trenton, NJ. The buildings are offices for our and our parent company’s workforce. The buildings are estimated to be valued at approximately $1,000. A mortgage on 121 New York Avenue with $132 of principal and interest was paid off on February 7, 2024. The amount outstanding under that mortgage note payable was $0 and $135 on December 31, 2024 and 2023, respectively. The remaining mortgage on 21 Hillside Avenue was $154 and $174 as of December 31, 2024 and 2023, respectively. We receive income from our parent company for its pro-rata use of the buildings.

In 2022, we acquired a property in the Chicago area, (401 S. Highland Avenue), located in Aurora, IL for total consideration of $5,700 (the “Chicago Property”), of which amount $4,560 was financed. The mortgage on the building was approximately $4,288 and $4,426, as of December 31, 2024 and 2023, respectively. We operate this facility as a Materials Recovery Facility (MRF), leveraging it to the best of our ability to centralize our various leased warehousing needs resulting in efficiencies and savings.

There is currently excess capacity and space at this Aurora, IL MRF, which we believe positions us well for future growth and scaling as we can meaningfully expand without needing to lease additional space.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the six-month period ended June 30, 2025 and the six-month period ended June 30, 2024 and our financial condition and results of operations for the years ended December 31, 2024 and December 31,2023 should be read in conjunction with our annual consolidated financial statements and the related notes and the interim annual consolidated financial statements and the related notes included in this Offering Circular. The annual and interim consolidated financial statements included in this Offering Circular are those of TerraCycle US Inc. and represent our entire operation. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview and Recent Events

TerraCycle US Inc. was incorporated in Delaware in August 2017 by our parent company, TerraCycle, Inc. The consolidated financial statements include the accounts of TerraCycle US, LLC and its wholly owned domestic operating subsidiaries, TerraCycle Regulated Waste, LLC, Complete Recycling Solutions, LLC and North Coast Services, LLC.

On May 31, 2023, the Company acquired 100% of Complete Recycling Solutions, LLC (“CRS”), a lighting and electronic waste recycling solutions company with locations in Fall River, Massachusetts and Somerset, New Jersey. CRS recycles mercury-bearing lamps, electronics and cathode ray tubes, mercury devices, batteries, PCB and Non-PCB lighting ballasts. On September 1, 2024, the Company acquired 100% of North Coast Services, LLC (“North Coast”). North Coast provides specialty waste handling and recycling services in the New England area of the United States.

On September 4, 2025, the Company filed a certificate of amendment with the Delaware Division of Corporations to effectuate a 100:1 stock split. All share and per share amounts are presented on a post-split basis.

Our business focuses on helping companies and consumers find a solution to collect and recycle many kinds of waste that are not commonly recycled. We provide premium recycling services to manufacturers, or what we refer to as “brands”, retailers, organizations and consumers who pay us to recycle a product and/or package they manufactured or used.

We conduct our business exclusively through our operating subsidiaries. We conduct our business operations in three categories of principal products and services that we refer to as Programs, Direct and Commercial.

Programs include the designs and administration of turnkey programs that bring manufacturers or brands and consumers together to recycle certain categories of products and/or packaging that the manufacturers produce, and the consumers used. These programs are sponsored and funded by manufacturers or brands.

Direct includes the recycling services we offer direct to customers through e-commerce platforms. Through this service, zero waste boxes are shipped to customers to be returned once filled with the applicable waste stream. These services are not sponsored by a manufacturer or brand but rather paid for by consumers or businesses.

Commercial includes the services we offer to businesses for the effective and compliant collection and processing of a wide range of waste streams in addition to regulated, universal and hazardous waste.

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Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with US Generally Accepted Accounting Principles (“GAAP”). The preparation of our financial statements requires us to make estimates and assumptions that affect the amounts and disclosures in the financial statements. Our estimates are based on our historical experience, knowledge of current events and actions we may take in the future, and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates affecting the consolidated financial statements include, but are not limited, to revenue calculations, allowance for credit losses, inventory provision, useful lives and impairment of long-lived assets, income tax provision, right-of-use assets, operating lease liabilities, fair value of assets acquired and liabilities assumed in a business acquisition and commitments and contingencies. Our significant accounting policies are described in Note 2 to the audited consolidated financial statements.

Effective January 1, 2025, our Parent Company implemented an internal reorganization. This reorganization also impacted us. Due to the reorganization, we now report as one operating segment, TerraCycle US Inc. Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, in deciding how to allocate resources to an individual segment and in assessing performance. Due to the reorganization, prior period financial information previously reported by segment has been recast to conform to the current segment presentation. The CODM evaluates, oversees, and manages our operations and financial performance through one reportable segment at the consolidated level.

The Company’s reportable segment derives revenue from recycling services that include designing and managing sponsored waste collection programs, direct sales of zero waste boxes, and commercial recycling of regulated and non-regulated waste. Revenues arise from fees for waste collection, processing, program management, and sales of repurposed materials.

During this process of analyzing our business operations, the Company reclassified certain selling, general and administrative expenses to cost of sales that was implemented effective January 1, 2025, for both our interim financial statements for periods covering the six months ended June 30, 2025 and June 30, 2024 and our annual financial statements for the periods covering the fiscal years ended December 31, 2024 and December 31, 2023, the prior period statements of operations have been recast to conform to the current statement of operations presentation (for additional information see Note 2 of our unaudited interim financial statements and Note 2 of our audited annual financial statements).

Operating Results

The following tables and discussion should be read in conjunction with the information contained in our historical consolidated financial statements and the notes thereto included elsewhere in this filing.

Six months Ended June 30, 2025 Compared with the six months Ended June 30, 2024

Our summary of operating results for the six months ended June 30, 2025 and 2024 are as follows:

	(In thousands)
	Six Months Ended June 30,		Change
	2025	2024	$	%
Sales	$22,912	$20,600	$2,312	11
Cost of sales	12,864	11,553	1,311	11
Gross profit	10,048	9,047	1,001	11
Operating expenses
Selling, general and administrative expenses	7,879	8,780	(901)	(10)
Foreign currency exchange	1	1	-	-
Income from operations	2,168	266	1,902	715
Other expenses:
Interest income	(187)	(121)	(66)	55
Interest expense	160	122	38	31
Other expense	440	-	440	(100)
Total other expenses	413	1	412	(100)
Income before provision for income taxes	1,755	265	1,490	562
Provision for income taxes	474	74	400	541
Net income	$1,281	$191	$1,090	571

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Sales

For the six months ended June 30, 2025, our consolidated sales increased by $2,312 or 11%, to $22,912, up from $20,600, in the six months ended June 30, 2024, primarily due to revenue generated from the acquisition of North Coast and the remainder from an increase in waste collected and processed as demand for our Direct and Commercial principal products and services continues to grow.

Gross profit and margin

Gross profit of $10,048 for the six months ended June 30, 2025, increased $1,001, or 11%, compared to $9,047 in the prior year driven by the increase in sales, primarily related to North Coast. Gross margin for the 6-months ended June 30, 2025 was 44%, consistent with the same period prior year.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $7,879 for the six months ended June 30, 2025, decreased $901 or 10%, compared to the prior year. This decrease was driven primarily by a reduction in headcount and other actions taken by Management to proactively reduce discretionary spending, partially offset by increases in directed marketing-related expenses related to zero waste boxes and the incremental expenses relating to the acquisition of and ongoing business operations of newly acquired North Coast.

Other expenses

Other expenses for the six months ended June 30, 2025, was $413 compared to $1 in the prior year. The increase of $412 was due to a one-time legal settlement that resulted in a contingent loss whereas no such charge was recorded during the six months ended June 30, 2024.

Provision for income taxes

The income tax provision increased to approximately $474 for the six months ended June 30, 2025, compared to $74 for the same period in the prior year, primarily due to higher pre-tax income.

Net income

Net income increased to approximately $1,281 for the six months ended June 30, 2025, compared to $191 for the same period in the prior year, an increase of $1,090.

Year Ended December 31, 2024 Compared with the Year Ended December 31, 2023

Our summary of operating results during the year ended December 31, 2024, and 2023 are as follows:

	(In thousands)
	Year Ended December 31,		Change
	2024	2023	$	%
Total Revenue	43,125	43,283	(158)	(0)
Cost of sales	23,870	24,801	(931)	(4)
Gross profit	19,255	18,482	773	4
Operating expenses
Selling, general and administrative expenses	17,990	17,129	861	5
Foreign currency exchange	5	2	3	150
Income from operations	1,260	1,351	(91)	(7)
Other (income) expenses:
Interest income	(267)	(245)	(22)	9
Interest expense	270	254	16	6
Other expense	24	-	24	(100)
Total other expenses	27	9	18	200
Income before provision for income taxes	1,233	1,342	(109)	(8)
Provision for income taxes	382	389	(7)	(2)
Net income	$851	$953	$(102)	(11)

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Sales

For the year ended December 31, 2024, our total revenue decreased by $158 or less than 1%, to $43,125, down from $43,283, in the year ended December 31, 2023. The modest descrease was primarily due to slightly less revenue generated from our Programs and Direct business units, which was almost entirely offset by the revenue increase in our Commercial business unit.

Gross profit and margin

Gross profit of $19,255 for the year ended December 31, 2024, increased $773, or 4.2%, compared to $18,482 in the prior year. The improvement was driven by better pricing and reductions in cost of services which drove an increase in gross margin of 2.0% to 44.6% compared to 42.7% in the prior year.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $17,990 for the year ended December 31, 2024, increased $862 or 5.0%, compared to $17,129 in the prior year. This increase was driven primarily by having a full year of SG&A related expenses of CRS and another four months of expense stemming from the acquisition of North Coast on September 1, 2024. The increased operating expenses were also partially driven by increased marketing-related expenses related to sales in our Direct business unit.

Other expenses (income)

Other expenses for the year ended December 31, 2024 was $27 compared to $9 in the prior year. The increase of approximately $18 was driven by a loss on the disposal of fixed assets in 2024 compared to the prior year where there were no such losses, December 31, 2023.

Provision for income taxes

Income tax provision decreased by approximately $7 to $382 for the year ended December 31, 2024 from $389 in the prior year, due to the lower level of before tax profits.

Net income

As a result of the foregoing, the net income of the Company decreased by approximately $102 for the year ended December 31, 2024, to $851, from $953 in same period last year.

Liquidity and Capital Resources

Cash Flow - Six months Ended June 30, 2025 Compared with the six months Ended June 30, 2024

Operating Activities

Net cash used in operating activities was approximately $294 for the six months ended June 30, 2025, compared to net cash provided of $1,469 for the same period in the prior year, primarily due to unfavorable changes in working capital primarily relating to the timing of collections of accounts receivable.

Investing Activities

Net cash used in investing activities was approximately $285 for the six months ended June 30, 2025, compared to $1,232 for the same period in 2024, primarily reflecting a decrease in cash used to fund leasehold improvements and acquire property, plant and equipment.

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Financing Activities

Net cash used in financing activities was approximately $508 for the six months ended June 30, 2025, compared to $1,166 for the same period in 2024, reflecting dividend payments of $425 to common and preferred shareholders and repayment of mortgage notes of $83.

Cash Flow - Year Ended December 31, 2024 Compared with the Year Ended December 31, 2023

Operating Activities

Net cash from operating activities was $2,755 during the year ended December 31, 2024, compared to cash provided by operating activities of $2,861 in the prior year driven primarily by unfavorable working capital changes.

Investing Activities

Net cash used in investing activities of $5,355 for the year ended December 31, 2024, was primarily driven by cash used for the acquisition of North Coast of $3,486, and capital expenditures of $1,869, compared to $8,543 used during the same period in 2023 of which $6,613 was used for the acquisition of CRS.

Financing Activities

Our financing activities used net cash of approximately $1,249 during the year ended December 31, 2024 as a result of the annual payment of dividends to common and preferred shareholders in the amount of $955, and repayment of long-term debt in the amount of $294 compared to $2,631 used in the same period in 2023.

Capital Resources

Management believes that the Company’s existing cash balances of $3,250 at June 30, 2025, along with cash expected to be generated from future operations as well as access to the $5,000 line of credit, will be sufficient to fund activities for the foreseeable future.

Line of Credit

On August 15, 2024, the Company entered into a Business Loan Agreement (“Line of Credit”) with Citibank N.A. This agreement provides for an up to $5,000 on demand revolving credit facility to finance ongoing working capital needs. Borrowings on the line of credit are secured by the assets of the Company. The Line of Credit requires the Company to comply with two financial covenant requirements. A minimum income and cash flow requirement debt service coverage ratio and tangible net worth requirement leverage ratio. Borrowings on the line of credit will bear interest at a variable rate subject to change from time to time based on changes in an independent index equal to the Adjusted Term Secured Overnight Financing Rate (“SOFR”). This is the rate per annum equal to Term SOFR for an interest period of one month’s duration plus 0.11448% (11.448 basis points). If Adjusted Term SOFR at any time is less than 0.50%, Adjusted Term SOFR shall at such tines be deemed to be 0.50%. As of June 30, 2025, the Company had no outstanding balance on the Line of Credit.

Commitments

On March 27, 2014, TerraCycle US, LLC entered into a mortgage note payable to TD Bank, N.A. related to the purchase of office space located on 121 New York Avenue, Trenton, New Jersey. The principal amount of that loan was $300 and was subject to interest at 5.75%. The mortgage note was paid in full on February 7, 2024, for principal and accrued interest of $312. For details see Note 9 to the accompanying consolidated financial statements.

On May 26, 2016, TerraCycle US, LLC entered into a mortgage note payable with Bank of America Merrill Lynch related to the purchase of additional office space for the building located on 21 Hillside Avenue in Trenton, New Jersey. The principal amount of that loan was $300 and is subject to interest at 4.5%. The mortgage note is secured by the building and matures on May 25, 2031. The amount outstanding under the mortgage note payable was approximately $143 and $154 at June 30, 2025 and December 31, 2024, respectively.

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On a regular basis, the Company enters various transactions with TCI (its parent) and subsidiaries of TCI. The most material activities occur with TCI and include a quarterly global management fee charge from TCI, as well as the Company funding TCI with cash to cover such items as payroll. On June 30, 2025 and December 31, 2024, the Company had a net related party short term receivable from TCI in the amount of $5,022 and $2,723, respectively. On June 30, 2025 and December 31, 2024 the Company had a net related party receivable from other subsidiaries of TCI in the amount of $11 and $12, respectively, and a net related party payable to other subsidiaries of TCI in the amount of $390 and $292, respectively.

The Company entered into a term loan agreement with TCI on July 1, 2019, as amended (as one of these transactions), under which TCI may borrow up to $10 million from the Company. Under the terms of the agreement, TCI will pay interest on a quarterly basis at a rate of LIBOR (now SOFR) + 2.25 percent based on the average monthly balance for each preceding quarter. The unpaid principal balance together with any unpaid accrued interest and other unpaid charges or fees shall be due and payable at the end of the term, January 1, 2026. The Company may decline to advance funds under this agreement in the event of a default, which would constitute a failure to pay interest when due, failure to pay principal within fifteen days of due date or in the event any representation or warranty by TCI in connection with this agreement was untrue in any material respect at the time it was made. The loan balance is included in the net related party receivable as stated above ($2,723 and $720 at December 31, 2024 and December 31, 2023, respectively). As at June 30, 2025 and December 31, 2024, respectively, the balance of the Company’s loan to TCI pursuant to this agreement was $5,022 and $2,723, respectively.

The Company allocated $110 and $1,179 for the year ended December 31, 2024 and 2023, respectively, of office and related expenses to the TCI and related subsidiaries, which is recorded as a reduction in selling, general and administrative expenses in the consolidated statements of operations. The Company did not allocate office and related expenses to TCI and its subsidiaries for the six months ended June 30, 2025, compared to an allocation of $57 for the same period in 2024. These amounts, when incurred, are recorded as a reduction in selling, general and administrative expenses in the consolidated statements of operations.

On December 14, 2022, our subsidiary, TerraCycle US, LLC, acquired the Chicago Property for total purchase price of $5,700. In connection with this purchase, TerraCycle US, LLC entered into a financing arrangement with Citibank, N.A. (“Citibank”) with a principal amount of the loan at $4,560 with an annual interest rate of 5.21%. Monthly payments of $31 will be paid for 119 months until a final balloon payment of $2,899 becomes due December 14, 2032. In the event of prepayment, TerraCycle US, LLC will be required to pay liquidated damages with respect to interest shortfalls, including prepayment as a result of acceleration of the debt. In addition to a security interest in the Chicago Property, Citibank has a security interest in a TerraCycle US, LLC deposit account established with Citibank having a minimum balance of $100 and a security interest in all rents paid to TerraCycle US, LLC. We also have guaranteed the debt undertaken by TerraCycle US, LLC in the amount of $5,000 in principal plus interest, legal and remedial costs and expenses. The amount outstanding under the note payable was approximately $4,215 and $4,288 at June 30, 2025 and December 31, 2024, respectively.

On May 31, 2023, with the acquisition of CRS, the Company took on short term loans which are payable before December 31, 2023. No amounts were outstanding at December 31, 2024 or June 30, 2025.

The Company contracts with various third-party properties for storage facilities on an as-needed basis. Storage facilities are on a month-to-month basis and not subject to lease agreements.

For details regarding the Company’s debt obligations and lease commitments, see Notes 8, 9 and 10 to the accompanying consolidated annual and interim financial statements.

Trend Information

Management Plans

General Market Trends

•	We believe that the revenue in the business should continue growing, while costs are continually being monitored closely.
•	We believe that the market for our products and services will continue to improve if economic conditions in the United States remain consistent or improve.
•	Future macroeconomic volatility and changes to tariffs and trade policies could have an unfavorable impact on the Company’s operating results. To mitigate these risks, the Company can and may implement price increases, reduce costs, defer capital improvements and/or access cash reserves or its untapped revolving credit facility to maintain liquidity.

The Company is seeking new capital to provide the funding needed to continue acquiring other recycling companies, primarily in the Commercial area of our business, which includes Regulated Waste.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The Company’s executive officers and directors are as follows:

Name	Position	Employer	Age	Term of Office (if indefinite, give date appointed)
Tom Szaky	Director	TerraCycle US Inc.	43	August 2017
Richard Perl	Director	TerraCycle US Inc.	68	November 2017
Daniel Rosen	Director	TerraCycle US Inc.	43	November 2017
David Zaiken	Director	TerraCycle US Inc	73	November 2017
Udi Laska	Director	TerraCycle US Inc	76	November 2017
Tom Miller	Director	TerraCycle US Inc.	71	November 2017
Marian Chertow	Director	TerraCycle US Inc.	70	November 2017

The table below sets forth the executive officers, directors, and significant employees of our parent company, TerraCycle, Inc. We contract about 60% of their time from our parent company.

Name	Position	Employer	Age	Term of Office (if indefinite, give date appointed)
Executive Officers:
Tom Szaky	Chief Executive Officer and Director	TerraCycle, Inc.	43	January 2003
Richard Perl	Chief Administrative Officer	TerraCycle, Inc.	68	February 2008
Javier Daly	Principal Financial and Accounting Officer	TerraCycle, Inc.	71	January 2026(1)
Daniel Rosen	General Counsel	TerraCycle, Inc.	43	June 2016
Directors:
Tom Szaky	Chief Executive Officer and Director	TerraCycle, Inc.	43	January 2003
Steven Russo	Director	TerraCycle, Inc.	63	August 2009
Brett Johnson	Director	TerraCycle, Inc.	54	August 2009
David Zaiken	Director	TerraCycle, Inc.	73	September 2013
Veronique Cremades-Mathis	Director	TerraCycle, Inc.	57	February 2021

(1)	Javier Daly, the former CFO of TerraCycle, Inc., who retired as CFO on October 2, 2023, has accepted the appointment as Principal Financial and Accounting Officer of TerraCycle, Inc., effective January 1, 2026 and will remain in that role until TerraCycle, Inc. appoints a new full-time CFO.

Tom Szaky, Chief Executive Officer and Chairman of the Board of Directors of TerraCycle, Inc. and TerraCycle US Inc.

Tom is the founder and CEO of TerraCycle, Inc. He is a world-renowned entrepreneur, business leader, innovator and public speaker. Through TerraCycle, Tom has pioneered a range of business models that engage manufacturers, retailers and consumers in recycling products and packaging (such as beauty care and dental care waste, cigarette butts, coffee capsules and food packaging) that would otherwise be destined for landfill or incineration. To implement circular solutions for previously disposable materials, Tom had the foresight and courage to pioneer a business model that incorporates several distinct lines of business, so that TerraCycle could serve as a unique catalyst among market participants.

Richard Perl, Chief Administrative Officer of TerraCycle, Inc. and Director of TerraCycle US Inc.

Richard joined TerraCycle, Inc. in 2008. He has undergraduate, law and business degrees from Columbia University and is a member of the New York Bar. For over 40 years, Richard worked within the “green” business world in which he has extensive long-term relationships. He was involved in a range of businesses, mediations and transactions in clean energy development, carbon credits, real estate and resort planning, international tax structuring, business planning and management, all with a green/mission focus. He is one of the founders of Social Venture Network and Threshold Foundation. He has worked internationally extensively, having been to Japan over 50 times and worked with businesses in India, South America, and Europe. At TerraCycle, Richard has overseen international growth of the parent company (from 1 to 20+ countries), strategic partnerships, investor relations and capital raising.

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Javier Daly, Principal Financial and Accounting Officer (Interim) of TerraCycle, Inc. and Director of TerraCycle US Inc.

Javier was the Chief Financial Officer at TerraCycle, Inc. from September 2011 until his retirement in October 2023. Javier has accepted the position of Principal Financial and Accounting Officer on an interim basis until TerraCycle, Inc. appoints a new Chief Financial Officer following the resignation of Damian Finio as Chief Financial Officer effective December 31, 2025. Prior to serving as the CFO of TerraCycle, Javier was the CFO of the American Red Cross COE of New Jersey (January 2010 to August 2011), leading the restructuring of the ARC New Jersey’s 15 chapter financial operations from multiple accounting, payroll and banking systems into one center. From October 2006 until September 2009, he was the CFO of the Pharma Unit of Wolters Kluwer Health, overseeing its global operations. From September 2002 until September 2006, he held senior financial positions at DHL-Deutsche Post, initially as its VP Accounting for the US, then as CFO for the DHL Express Latin American operations. From January 1998 until September 2002 he was CFO Latin America for Clorox. From January 1978 until December 1997, he held finance positions of increasing responsibilities at Procter & Gamble, the latest one as its CFO for the Paper Sector Latin America. He has a MA in International Affairs from Ohio University and a BS in Economics from Universidad Catolica del Peru.

Daniel Rosen, General Counsel of TerraCycle, Inc. and Director of TerraCycle US Inc.

Daniel has held the position of General Counsel at TerraCycle, Inc. since June 2016 after having spent the previous six years as its Vice President for Global Administration responsible for overseeing the parent company’s expansion into 20 foreign markets. Prior to joining TerraCycle, Inc., Daniel worked at the American Enterprise Institute in Washington, D.C., studying monetary policy. He holds a BA in Government from Cornell University and a JD from the University of Miami (FL) School of Law.

David Zaiken, Director of TerraCycle, Inc. and TerraCycle US Inc.

David has served on TerraCycle, Inc. Board of Directors since 2013 and TerraCycle US Inc. Board of Director since November 2017.  David is currently a Director of International and Corporate Tax at Webster Rogers LLP focused on building the firm’s consulting practice and navigating changes to tax regulations and global trade policies. Prior to joining Webster Rogers, David was a Managing Director at Grant Thornton LLP, focusing on International Tax and financial matters.  Before his stint at Grant Thornton, he was the Associate Vice President of International Tax Planning at Weatherford International, plc, from December 2013 until March 2017.  Prior to that he was a partner at Arthur Andersen, KPMG, and Alvarez and Marsal, where he was a senior international tax and financial consultant to numerous large global corporations and transactions.  David is a licensed CPA and a member of the AICPA. David holds a BBA in accounting from the University of Iowa and a Master in Taxation degree from the University of Texas at Austin.

Ehud “Udi” Laska, Director of TerraCycle US Inc.

Udi is an experienced senior investment banker and executive with a strong track record of funding, building, running and selling profitable and turn-around companies. Since August of 2018, Udi has been heading and supervising the investment banking activities of Strategic Capital Investments, LLC (C2M Securities). Udi is also the Chairman and CEO of Photonic Capital, Inc where he has served since 2015. Photonic Capital is a finance, sales and marketing company for the lighting retrofit market. Prior to joining Photonic, Udi served is a Director and a supervising CFO for 9 Lead Avenue, LLC, an Internet lead generation company from 2012 until 2015. From 2006-2012, Udi was President and CEO of Pelion Financial Group, Inc. a diversified financial service company he helped building. The group is composed of a pension plan administration company, a registered investment advisory company, an insurance agency and a full service broker/dealer. Among other prior engagements, Udi served as the Chairman & CEO of American Benefit Resources, Inc. (ABR), an integrated retirement benefits company. He built ABR through a series of acquisitions and at the time, it was the largest independent provider of pension administration and advisory in the country. Udi also served as a deputy CFO for Citicorp where he was responsible for long-term funding and capital compliance. He holds an undergraduate degree in engineering from the University of Massachusetts, a Masters of Science in Engineering from Brown University and an MBA from Stanford University.

Tom Miller, Director of TerraCycle US Inc.

Tom is CEO of Eagle River Capital, formed in 2017 to acquire, integrate and manage small waste collection companies in six Western US states. He has close to three decades of experience as an executive in the waste management business. From 2010 to 2016, he was Vice President for Mergers and Acquisitions for Progressive Waste Solutions, a $2 billion waste management company operating in the US and Canada. Prior to that, Tom worked at Republic Services, the second largest waste management company in the US, serving as Vice President and Regional Operations Manager. He graduated from Hanover College with a degree in Geology.

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Marian Chertow, Director of TerraCycle US Inc.

Marian is a Professor of Industrial Environmental Management at the Yale School of Forestry & Environmental Studies, where she has served as Director of the Program on Solid Waste Policy and as Director of the Industrial Environmental Management Program since 1991. Her research and teaching focus on industrial ecology, business and environment, waste management, circular economy, and urban-industrial issues. She also holds academic appointments at the Yale School of Management and the National University of Singapore. Prior to her time at Yale, she spent ten years in environmental business and state and local government, including service as president of a large state bonding authority charged with developing a billion dollar waste infrastructure system. She currently serves on the Board of Directors of the Alliance for Research in Corporate Sustainability (ARCS) and the External Advisory Board of the Center for Energy Efficiency and Sustainability at Ingersoll Rand. Professor Chertow has a B.A. from Barnard College, and her M.P.P.M. and Ph.D. from Yale University.

Steven Russo, Director of TerraCycle, Inc.

Steve has been on TerraCycle, Inc. Board of Directors since 2009. With over 25 years in the industry, Steve is an accomplished leader in the Youth and Adult Handbag and Accessory market. A graduate of Wharton School of Finance, Steve worked in and studied the industry for ten years before founding FAB NY in 1997, the company where he still serves as President & CEO. FAB NY established itself as a key resource for Kid's Accessories and in 2003, with the acquisition of the industry dominant Pyramid Accessories, became a leader in the Kids Character License market, anchored by multi category license with Hello Kitty, as well as in depth partnerships with Nickelodeon, Hasbro and many others. In 2014, Steve made significant investments in E-Commerce Retailers, dELiA*s and Alloy Apparel which broadened his investment portfolio in the Fashion Industry.

Brett Johnson, Director of TerraCycle, Inc.

Brett joined TerraCycle Inc. Board of Directors in 2009. He is currently the Co-Chairman of the Phoenix Rising Football Club (www.phxrisingfc.com), a minor league professional soccer team, based in Phoenix, Arizona. From 2013 to 2015, Brett was a member of the Board of Directors, and the Chairman of the Compensation Committee, at Blyth Inc. (NYSE: BTH). Blyth is a $1 billion direct to consumer sales company and leading designer and marketer of accessories for the home and health & wellness products. During the same period, Brett was the President and Director of Greenwood Hall. Founded in 1997, Greenwood Hall is a full service education management firm. Greenwood Hall provides the infrastructure and student lifecycle solutions that enable post-secondary institutions to compete successfully in the global e-learning marketplace. In 2005, Brett founded Benevolent Capital, a private equity fund with investments in real estate, manufacturing and consumer brands, including Phoenix Rising FC, Octagon Partners, ArcherDX, TerraCycle, and NYC Office Suites.

Veronique Cremades-Mathis, Director of TerraCycle, Inc.

Veronique joined TerraCycle Inc. Board of Directors in 2021.  Ms. Cremades-Mathis was at Nestle for over thirty years.  Most recently she was the Global Head of Sustainable Packaging (2019-2021) in charge of the Sustainable Packaging transformational journey for the company across 100+ countries, 450 factories, 5000 production lines, leading the recycled food grade plastic market creation and supported the creation of Nestle Institute of Packaging Science.  Prior to that she was Global Head of Dairy, Food & Confectionery, Nestle Professional (2017-2019) and Managing Director & CEO, Nestle New Zealand (2011-2017).  Veronique holds a BA from Hotel Business School, and a Masters in Business and Food Science from Strasbourg University, France.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2025, we compensated our three highest-paid directors and executive officers as follows:

Name	Employer	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)(2)	Total compensation ($)
Damian Finio*	TerraCycle, Inc.	Chief Financial Officer, Director	$79,745.56	(1)	N/A	$79,745.56
Tom Szaky	TerraCycle, Inc.	Chief Executive Officer, Director	$73,425.56	(1)	N/A	$73,425.56
Daniel Rosen	TerraCycle, Inc.	General Counsel	$63,697.25	(1)	N/A	$63,697.25

* Damian Finio resigned his position as of December 31, 2025.

(1)	TerraCycle, Inc. is the employer of the executive officers. Allocated amount varies by each executive, based on the amount determined each dedicates to the US operations, see “Related Party Transactions -- Intercompany Agreement” below.

(2)	The executives also received medical and health benefits, generally available to all salaried employees.

TerraCycle, Inc. did not provide any cash compensation to its board members for the year 2025. Each TerraCycle, Inc. board member was awarded approximately 6,494 restricted stock units in our parent company for their director service. All units vest immediately upon a change in control in TerraCycle, Inc., and are not subject to forfeiture.

For the fiscal year ended December 31, 2025, we compensated the independent directors serving on our board with restricted stock units in TerraCycle Inc. company with a value approximating $40,000 as a group. There are four independent directors serving on our board. Management directors are not compensated for director service. All units vest immediately upon a change in control in the parent company and are not subject to forfeiture.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of February 11, 2026, our voting securities that are owned by executive officers and directors, and other persons holding more than 10% of our voting securities, or having the right to acquire those securities.

TerraCycle US Inc. Beneficial Ownership Table

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common	TerraCycle, Inc.	50,000,000	N/A	100.0%
	121 New York Avenue,
	Trenton, NJ 08638
Class A Preferred Stock	ITOCHU Corporation Nobuyuki Tabata 107-8077 Japan	5,000,000	N/A	25.5	%(1)
	All Executive Officers and	10,700	N/A	< 0.1%
	Directors of TerraCycle US Inc.

(1) Although this stockholder appears on this Beneficial Ownership Table, its 25.5% of the class is non-voting.

The following table sets out, as of February 11, 2026, the voting securities of our parent company that are owned by executive officers and directors, and other persons holding more than 10% of our voting securities, or having the right to acquire those securities.

TerraCycle, Inc. (parent company) Beneficial Ownership Table

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common, Preferred: Series A, B, C & E	Tom Szaky (2)	Common:	Common:	Common:

		8,205,898	26,997,773 (3)(4)	80.70% (5)

		Preferred Series: A: 4,357,143 B: 3,835,556 C: 244,000 E: 254,166		Preferred Series: A: 30.10% B: 18.74% C: 9.12% E: 2.43%
Common, Preferred: Series A, B, C & E	All Executive Officers and	Common:	Common:	Common:

	Directors of TerraCycle US Inc. (8 persons in the group) (2)	10,371,109	33,623,857 (3)(4)	87.57% (5)

		Preferred Series:		Preferred Series:
		A: 6,214,286		A: 42.93%
		B: 5,470,383		B: 26.73%
		C: 348,000		C: 13.01%
		E: 431,943		E: 4.14%

(1)	The address for all the executive officers and directors is c/o TerraCycle, Inc., 121 New York Avenue, Trenton, NJ 08638.

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(2)	Includes TerraCycle, Inc. shares held through Lorax Holdings LLC (“Lorax”), which 87% beneficially owned by Directors and Officers of the Company, specifically Tom Szaky (61%), Richard Perl (16%), and Daniel Rosen (10%). Lorax owns 4,481,581 shares of Common Stock, 7,142,857 shares of Class A Preferred Stock, 6,287,797 shares of Class B Preferred Stock, 400,000 shares of Class C Preferred Stock and 416,665 shares of Class E Preferred Stock. For most decisions, the voting control over Lorax is ultimately held by Tom Szaky. There are a limited number of circumstances that would require the vote of members holding 77% of the membership interests in Lorax.
(3)	Acquirable from the exercise of options.
(4)	Acquirable from the conversion of preferred shares.
(5)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Intercompany Agreement

Effective January 1, 2025, we have amended and restated our main intercompany services agreement (now called the “Intercompany License and Overhead Allocation Agreement) with our parent. Under this agreement, our parent has and continues to provide trained and experienced executives, administrative and operational staff services in support of our business, either through direct and indirect experienced executive and support employees, as well as outsources support from third-part advisors. The services and payments from 2024 were governed by the prior agreement.

The services covered under the Intercompany License and Overhead Allocation Agreement include: executive services, Program management, business development, corporate communication, program design, graphic presentation, engineering, financial reporting, human resources, information systems, insurance, internal audit, internet technology, legal, licensing and material sales, operational planning and oversight, and public relations training and management. In addition, through the Intercompany License and Overhead Allocation Agreement, TCI continues to make available its trademark, brand names, technology, processes and know-how.

As part of the restated Intercompany License and Overhead Allocation Agreement, payments for the provision of services and the use of intellectual property have been updated to reflect arms-length pricing in accordance with relevant US transfer pricing regulations under Internal Revenue Code Section 482, specifically based on the facts surrounding the transaction and the nature of the activities of the parties.

Company Funding to the Parent

On a regular basis, we advance funds to our parent to cover items such as payroll. At the same time, our parent incurs expenses on behalf of its subsidiaries including our Company, expenses which are charged on a quarterly basis. In the event the net of these transactions results in a net receivable from the parent, we charge the parent an interest of SOFR + 2.25%, accrued on a quarterly basis. At December 31, 2024 and 2023, we had a net receivable from the parent of $2,723 and $720 respectively.

Office Rental Agreements

We own two adjacent buildings at our headquarters at 121 New York Avenue and 21 Hillside Avenue, Trenton, NJ. The buildings are offices for our and our parent company’s staff. We have entered into rental agreements with our parent company for its pro rata use of the office space. In fiscal years 2024 and 2023, our parent company paid us approximately $343 and $280 in rent, respectively.

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SECURITIES BEING OFFERED

The Company is offering Class B Non-Voting Preferred Stock to investors in this Offering.

The following descriptions summarize important terms of our capital stock. This summary reflects TerraCycle’s Certificate of Incorporation, as amended, and does not purport to be complete and is qualified in its entirety by the Certificate of Incorporation, as amended, and its Bylaws, which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. Prior to the qualification of this offering statement, the Company will file an second Certificate of Amendment to its Certificate of Incorporation (the “Amendment”). A form of the Amendment is filed as Exhibit 2.4 to this Offering Satement of which this Offering Cruclar forms a part. For a complete description of the Company’s capital stock, you should refer to our Certificate of Incorporation, as amended, and our Bylaws and applicable provisions of the Delaware General Corporation Law.

As of the date of this offering circular, TerraCycle’s outstanding authorized capital stock consists of 50,000,000 shares of Common Stock, $0.0001 par value per share, 19,617,300 shares of Class A Preferred Stock, $0.0001 par value per share, and 871,019 shares of Class B Preferred Stock, $0.0001 par value per share.

Upon, filing the Amendment with Delaware, the total number of authorized shares of common stock of TerraCycle is 82,613,400, and the total number of Preferred Stock authorized is 32,613,400, of which 19,617,300 are designated as “Class A Preferred Stock” and 12,500,000   is designated as “Class B Preferred Stock”.

Preferred Stock

General

Class B Preferred Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class A Preferred Stock; except our Class B Preferred Stock is not entitled to our Mandatory Distribution (defined below).

Dividend Rights

Class A Preferred Stock

Subject to the availability of lawfully available funds for distribution to the stockholders under Delaware law, the Company commits to distribute at least the Class A Percentage (defined as the quotient obtained by dividing (i) the number of shares of Class A Preferred Stock outstanding as of the applicable record date, by (ii) the number of shares Common Stock and Preferred Stock outstanding as of such record date) of 50% of its after-tax profits among the Class A Preferred stockholders on a pro rata basis (“Mandatory Distribution”). Each share of Class A Preferred Stock will receive a dividend per share at least as great as the amount received per share by each share of Class B Preferred Stock and Common Stock.

The Mandatory Distribution will only be distributed to the extent there are after-tax profits and funds lawfully available for distribution to the stockholders under Delaware law. If there are no after-tax profits, there will be no dividends. If and to the extent dividend is not paid due to lack of adequate funds lawfully available for distribution to the Company’s stockholders under Delaware law, such dividends will accrue and be paid at such time as the Company has adequate funds lawfully available for distribution to the Company’s stockholders under Delaware law. The Company will use commercially reasonable best efforts to ensure that the dividends qualify for dividend treatment under the Internal Revenue Code, not tax rates for interest payments.

Class B Preferred Stock

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the Mandatory Distribution), the holders of the Class B Preferred Stock shall be entitled to receive, on a pro rata basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors. Each share of Class B Preferred Stock will receive a dividend per share at least as great as the amount received per share by each share of Common Stock.

Voting Rights

Except as required under Section 242(b)(2) of the Delaware General Corporation Law (as limited by the next sentence), the Preferred Stock have no right to vote on or consent to any matter that would otherwise be subject to the vote or consent of the Company’s stockholders. The Company’s Certificate of Incorporation provides that the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis, as applicable).

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Pro-rata Participation Rights on Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Stock shall be entitled to receive $0.01 per share from the assets of the Company available to distribution to its stockholders before any payment shall be made to the holders of common stock. After the payment of such amount to the holders of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder.

Rights and Preferences

Holders of the Company's Preferred Stock have no preemptive, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Preferred Stock.

Conversion Rights

In the event of an initial public offering (IPO) or sale of the Company, the Preferred Stock would automatically be converted into shares of Common Stock on a one-for-one basis immediately prior to the closing of such IPO.

Repurchase Option

At the time of a Parent Deemed Liquidation Event (defined below), it may or may not be necessary for the Company to exercise its right to repurchase Preferred Stock at the greater of (i) fair market value, as determined by a qualified third-party selected by the Board of Directors of the Company in its sole discretion, or (ii) the original issue price of such share of Preferred Stock plus any declared but unpaid dividends. The Preferred Stock will be repurchased pro rata from investors. Unpaid dividends will be calculated at the time the option is exercised, but paid at the same time as the repurchase payment. The repurchase payment will be made 45 days following the event that triggers the option. The repurchase option can be used with respect to a particular share of Preferred Stock at any time after the 18-month anniversary of the original issue date of such share or immediately prior to the closing of a Parent Deemed Liquidation Event. A Parent Deemed Liquidation Event shall mean any of the following: (a) any consolidation or merger of our parent company with or into any other corporation or other entity or person, or any other corporate reorganization, (b) any transaction or series of related transactions to which our parent company is a party in which in excess of 50% of the parent company’s voting power is transferred, (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of our parent company, or (d) the sale of shares of our parent company’s common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Forum Selection Provisions

Article VII of our Certificate of Incorporation and Section 47 of our Bylaws contain exclusive forum provisions. With a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any holder of Common Stock (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. Under Article VII of our Certificate of Incorporation the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. These sections shall not apply to actions arising under the Securities Exchange Act of 1934.

Section 7 of our subscription agreement for our Class B Preferred Stock provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement not arising under the federal securities laws.  Further, Section 7 provides that the federal district courts of the United States is the exclusive forum for all actions or proceedings relating to the subscription agreement arising under the Securities Act of 1933.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

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Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the Mandatory Distribution), the holders of the Common Stock shall be entitled to receive, on a pro rata basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors; however, the dividend per share on each share of Common Stock can be no greater than the dividend per share received on each share of Preferred Stock.

Dividends will only be distributed to the extent there are after-tax profits and funds lawfully available for distribution to the stockholders under Delaware law. If there are no after-tax profits, there will be no dividends. If and to the extent the dividend is not paid due to lack of adequate funds lawfully available for distribution to the Company’s stockholders under Delaware law, such dividends will accrue and be paid at such time as the Company has adequate funds lawfully available for distribution to the Company’s stockholders under Delaware law. The Company will make best efforts to ensure that the dividends qualify for dividend treatment under the Internal Revenue Code, not tax rates for interest payments.

Voting Rights

Holders of our Common Stock have a right to vote on any matter that is submitted to a vote of our stockholder. Common stockholders are entitled to one vote per share.

Pro-rata Participation Rights on Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of Class A Preferred Stock and Class B Preferred Stock shall be entitled to receive $0.01 per share from the assets of the Company available to distribution to its stockholders before any payment shall be made to the holders of common stock. After the payment of such amount to the holders of Class A Preferred Stock and Class B Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder.

Rights and Preferences

Holders of the Company's Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Common Stock.

Forum Selection Provisions

Article VII of our Certificate of Incorporation and Section 47 of our Bylaws contain exclusive forum provisions. With a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any holder of Common Stock (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. Under Article VII of our Certificate of Incorporation the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. These sections shall not apply to actions arising under the Securities Exchange Act of 1934.

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PLAN OF DISTRIBUTION

The Company is offering up to 9,804,049 shares of Class B Preferred Stock plus up to 980,404 bonus shares, for an aggregate of 10,784,453 shares. We intend for this Offering to continue until one year following qualification by the SEC, or until sooner terminated by the Company.

The minimum investment in this Offering is 150 shares of Class B Preferred Stock, or $1,011.00, plus the Transaction Fee of 3.5% of the investment.

We plan to market the securities in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular on an online investment platform.

Any participation of our officers and directors in selling efforts for all classes of securities in this Offering will be conducted in accordance with Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities.

The Company may undertake one or more closings on a rolling basis. For additional information regarding this process, see “— Subscription Procedures,” below. Once an investor has tendered funds to purchase securities in this offering, the timing of the completion of the sale may be delayed for a month or longer due to clearance procedures that the Broker needs to complete prior to purchase. Under federal law, the Broker must perform certain processes related to their regulatory obligations regarding anti-money laundering and “know your customer” rules, including verification of the investor’s identity and status. If there are errors or incomplete information that needs to be resolved to complete the subscription, the Broker will generate emails instructing the investor on what to do to complete the process. During this process, the investor’s funds will be held in a segregated deposit account pending closing or termination of the offering.

After each closing, funds tendered by investors will be available to the Company.

DealMaker Services

DealMaker Securities, LLC, a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide operational processing, compliance, and administration of the Company’s best efforts offering. Although this role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security, the Broker is a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933. Affiliates of Broker have also been engaged to provide technology services and marketing advisory services, specifically Novation Solutions Inc. O/A DealMaker and DealMaker Reach, LLC.

Commissions and Discounts

The following tables shows the total discounts and commissions payable (variable depeneding on the total amount raised, as shown below) to the placement agents in connection with the Class B Preferred Stock offered in this Offering:

Per Share
Public Offering Price	$6.74
Public Offering Price Plus Transaction Fee (3.5%)	$6.98
Underwriting Compensation (4.8%)	$0.34
Proceeds, before expenses, to us	$6.64

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Bonus Shares

After subscribing for the full price for the purchased securities, certain investors in this Offering are eligible to receive additional shares of Class B Preferred Stock equal to an amount that is 0% to 10% of the number of shares purchased for no additional consideration paid (“Bonus Shares”). Investors who purchase shares of Class B Preferred Stock are eligible to receive Bonus Shares based their status as a current stockholder, or if their investment size is at or above certain thresholds (as denoted in the table below). Investors will not be required to provide additional consideration, whether cash or non-cash, in order to receive Bonus Shares. Those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving the maximum amount of 10% Bonus Shares.

Bonus Shares have identical rights, privileges, preferences as well as restrictions to the shares of Class B Preferred purchased. The Transaction Fee will be assessed on the share price of $6.74. There will be no Transaction Fee with respect to the bonus shares. The Company will absorb the cost of the issuance of the Bonus Shares. Up to 980,404 Bonus Shares are available in this Offering.

DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares, and will not receive any compensation related to the Bonus Shares.

Bonus Shares will be available as follows:

Bonus Name	Eligibility Criteria	Minimum Investment	Bonus Shares Awarded*
Existing Investor Bonus	Available to any investor who has participated in a prior offering conducted by the Company.	$1,011.00	5%
Investment Size Bonus**	Available to any investor who invests at or above the denoted minimum investment.	$7,500.00	2.5%
Investment Size Bonus**	Available to any investor who invests at or above the denoted minimum investment.	$16,500.00	5%

*Bonus shares are cumulative and may stack, subject to a maximum aggregate Bonus Shares of 10% per investor, of their total purchase amount of Class B Preferred Stock.

**1n order to receive perks from an investment, one must submit a single investment in the same offering that meets the minimum perk requirement. The amount invested does not include the 3.5% Transaction Fee. Bonus shares from perks will not be granted if an investor submits multiple investments that, when combined, meet the perk requirement. All perks occur when the offering is completed. Crowdfunding investments made through a self-directed IRA cannot receive perks due to tax laws. The Internal Revenue Service (IRS) prohibits self-dealing transactions in which the investor receives an immediate, personal financial gain on investments owned by their retirement account. As a result, an investor must refuse those perks because they would be receiving a benefit from their IRA account. For Investment Size Bonus, investors will receive the share amount from the highest category for which they are eligible.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME WITH RESPECT TO REWARDS AND BONUS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

THE COMPANY RESERVES THE RIGHT TO DISCONTINUE ANY OF THE PERKS FOR REGULATORY PURPOSES.

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Other Terms

The aggregate compensation payable to the Broker and its affiliates are described below.

Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this Offering, including:

•	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the Offering;

•	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

•	Coordinating with third party agents and vendors in connection with performance of services;

•	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

•	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

•	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

•	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

•	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

•	Providing white-labeled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

•	Consulting with the Company on question customization for investor questionnaire;

•	Consulting with the Company on selection of web hosting services;

•	Consulting with the Company on completing template for the Offering campaign page;

•	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

•	Providing advice to the Company on preparation and completion of this Offering Circular;

•	Advising the Company on how to configure our website for the Offering working with prospective investors;

•	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the Offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

•	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

•	Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker:

•	A one-time payment of $27,500 for accountable expenses to be refunded, if not incurred; and

•	A cash commission equal to an average of three point three four percent (3.34%) of each investor’s total cash amount invested in the Offering, as denoted by the tiers belows. If fully subscribed this would be a maximum of $2,285,506.42.

Tier	Amount Raised	Compensation for Tier
1	$0 - $35,000,000	3.0%
2	$35,000,001 - $75,000,000	3.7%

The total compensation paid to Broker for services is a maximum of $2,313,006.42.

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Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions. We will also be required to pay various third-party expenses to vendors unaffiliated with DealMaker for payment processing, which are not anticipated to exceed 2% of the Offering proceeds.

We have agreed to pay DealMaker:

•	Prior to the Offering’s commencement, a one-time payment of $10,000 and $2,000/month will be paid to DealMaker for up to three months (a maximum of $6,000) for accountable expenses to be incurred and refunded if unused.

•	Once the Offering commences a fee of $2,000 per month will be charged for account management with a maximum of $18,000.

The total compensation paid to DealMaker for technology services is a maximum of $34,000.

Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and asset creation services. Reach will advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

We have agreed to pay Reach:

•	Prior to the Offering’s commencement, $3,000/month will be paid to DealMaker for up to three months (a maximum of $9,000) for accountable expenses to be incurred and refunded if unused.

•	Once the Offering commences a fee of $ 3,000 per month will be charged for marketing management with a maximum of $27,000.

•	Supplementary Marketing Services, as may be authorized by the Company on a case-by-case basis, up to a maximum of an additional $900,000 of compensation for acting as the Company’s agent during the Offering.

The total maximum compensation paid to Reach is $936,000.

The Administrative and Compliance fees, the Technology Services Fees, and the Marketing and Advisory Services Fees described above will, in aggregate, not exceed $3,283,006, if the Offering is fully subscribed.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent and Registrar

Dealmaker Transfer Agent LLC will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

39

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Class B Preferred Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, debit card, credit card, or ACH only, physical checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this Offering is $1,011.00, or 150 shares of Class B Preferred Stock. Investors will also be responsible for a 3.5% transaction fee paid at the time of investment. This fee is not considered part of the cost basis of the subscribed Securities but will count against the per investor limit set out in the subscription agreement. These expenses are included in the maximum compensation set forth in the section above.

Investors will be required to subscribe to the Offering via the third-party platform managed by Novation Solutions, Inc., and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

The Broker has not investigated the desirability or advisability of investment in the Offering, nor approved, endorsed or passed upon the merits of purchasing the Class B Preferred Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any Offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Broker in this Offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

40

PART II – FINANCIALS

TerraCycle US Inc.

Interim Consolidated Financial Statements (Unaudited)

Periods Ended June 30, 2025 and 2024

TerraCycle US Inc.

TerraCycle US Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)
	June 30,	December 31,
	2025	2024
Assets
Current Assets
Cash	$3,250	$4,337
Accounts receivable, net of $195 and $273, respectively	6,411	5,175
Related party receivable, net	5,033	2,794
Inventory, net	1,602	1,431
Prepaid expenses and other current assets	193	511
Total current assets	16,489	14,248
Long term assets
Property, plant and equipment, net	10,861	10,827
Operating lease right-of-use assets	5,136	5,600
Goodwill	4,245	4,245
Other intangible assets, net	5,999	6,270
Total assets	$42,730	$41,190
Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt	$173	$168
Short-term operating lease liabilities	908	1,132
Accounts payable	1,598	1,486
Related party payables	390	292
Accrued redemption points	489	495
Accrued expenses and other current liabilities	3,109	2,718
Deferred tax liability	565	565
Deferred income	4,580	3,964
Total current liabilities	11,812	10,808
Long-term debt, net of current portion	4,185	4,273
Long-term operating lease liabilities	4,412	4,633
Total liabilities	20,409	19,726
Commitment and contingencies (note 10)
Stockholders' equity:
Common stock, par value $0.0001 per share, 150,000,000 shares authorized:
50,000,000 shares issued and outstanding at June 30, 2025 and December 31, 2024	-	-
Preferred stock, par value $0.0001 per share; 50,000,000 shares authorized:
Non-voting Class A – 25,000,000 shares authorized: 19,617,300 shares issued and outstanding at June 30, 2025 and December 31, 2024;
liquidation preference of $196 at June 30, 2025	-	-
Additional paid-in capital	18,751	18,751
Retained earnings	3,570	2,713
Total stockholders' equity	22,321	21,464
Total liabilities and stockholders' equity	$42,730	$41,190

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)
	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024
Net sales	$22,912	$20,600
Cost of sales	12,864	11,553
Gross profit	10,048	9,047
Operating expenses
Selling, general and administrative expenses	7,879	8,780
Foreign currency exchange	1	1
Total operating expenses	7,880	8,781
Income from operations	2,168	266
Other (income) expenses:
Interest income	(187)	(121)
Interest expense	160	122
Other expense	440	-
Total other expenses	413	1
Income before provision for income taxes	1,755	265
Provision for income taxes	474	74
Net income	$1,281	$191

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Consolidated Statements of Equity

(Unaudited)

(In thousands)
	Common Stock		Preferred Stock		Additional Paid in	Retained	Total Stockholders'
	Amount	Shares	Amount	Shares	Capital	Earnings	Equity
Balance at January 1, 2024	$-	50,000,000	$-	19,617,300	$18,750	$2,816	$21,567
Dividend distribution	-	-	-	-	-	(954)	(954)
Net income	-	-	-	-	-	851	851
Balance at December 31, 2024	-	50,000,000	-	19,617,300	18,750	2,713	21,464
Dividend distribution	-	-	-	-	-	(424)	(424)
Net income	-	-	-	-	-	1,281	1,281
Balance at June 30, 2025	$-	50,000,000	$-	19,617,300	$18,750	$3,570	$22,321

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)
	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities
Net income	$1,281	$191
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization	271	194
Depreciation	261	228
Bad debts	(78)	22
Loss on disposal of property and equipment	(10)	-
Operating lease assets	492	380
Changes in operating assets and liabilities:
Accounts receivable, net	(1,158)	49
Related party receivables, net	(2,239)	(1,812)
Inventory, net	(171)	62
Prepaid expenses and other current assets	318	586
Note receivable	-	1,215
Accounts payable	113	167
Related party payables	98	151
Accrued redemption points	(6)	9
Accrued expenses and other current liabilities	391	(110)
Operating lease liabilities	(474)	(354)
Deferred income	617	491
Net cash (used in) provided by operating activities	(294)	1,469
Cash flows from investing activities
Purchase of property and equipment	(131)	(541)
Proceeds from sale of property and equipment	13	-
Purchase of leasehold improvements	(167)	(691)
Net cash used in investing activities	(285)	(1,232)
Cash flows from financing activities
Repayment of long-term debt	(83)	(213)
Dividends paid	(425)	(953)
Net cash used in financing activities	(508)	(1,166)
Net decrease in cash	(1,087)	(929)
Cash, beginning of year	4,337	8,186
Cash, end of year	$3,250	$7,257
Supplemental disclosure of cash flow data:
Interest paid	$116	$122
Cash paid for operating leases	$569	$444
Cash paid for income taxes	$228	$20

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

Note 1 - Organization

TerraCycle US Inc. ("TCUSI") was incorporated on August 14, 2017 under the laws of the State of Delaware. At the same date, TerraCycle US LLC (“LLC”) which had been incorporated on September 16, 2013 under the laws of the State of Delaware, transferred 100% of its membership units to TCUSI, becoming a 100% owned operating subsidiary of TCUSI. LLC has three US operating subsidiaries that are also 100% wholly owned. As used herein, the "Company" refers to TCUSI and its subsidiaries. All the operating activities are conducted under LLC and subsidiaries, while TCUSI has only holding company activities.

The Company designs and manages programs to collect a wide range of non-recyclable waste materials for recycling or repurposing. Such materials are either sold as is, processed into a form which can be used by a manufacturer, or in some cases, manufactured into an eco-friendly product, which is sold directly to consumers. In addition, TerraCycle Regulated Waste (“TCRW”), a subsidiary of LLC, is a sustainable solutions and technologies company with products and services designed to enable companies to implement comprehensive environmental program for their facilities, focusing on regulated waste (e.g., fluorescent lamps, batteries and e-waste).

Note 2 - Summary of Significant Accounting Policies

The Company’s significant accounting policies were described in Note 2 to the audited consolidated financial statements included in the Company’s Annual Report on Form 1-K for the year ended December 31, 2024, there have been no material changes to any of the significant accounting policies contained therein. In the opinion of management, all adjustments considered necessary for a fair presentation of these interim financial statements have been included.

In the first quarter of 2025, there was an internal reorganization of the parent company, which also impacted the Company. Therefore, the reportable segments previously disclosed in the Company’s Annual Report on Form 1-K for the year ended December 31, 2024, were recasted.

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”), which in our case is our Chief Executive Officer, in deciding how to allocate resources to an individual segment and in assessing performance. Due to the re-segmentation that was implemented commencing January 1, 2025, prior period segment amounts have been recast to conform to the current segment presentation. The CODM evaluates, oversees, and manages the Company’s operations and financial performance through one reportable segment at the consolidated level. See Note 12.

The Company’s reportable segment derives revenue from recycling services that include designing and managing sponsored waste collection programs, direct sales of zero waste boxes, and commercial recycling of regulated and non-regulated waste. Revenues arise from fees for waste collection, processing, program management, and sales of repurposed materials.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

Cost of Sales

Cost of sales represents expenses directly related to the services the Company provides to generate revenue. These costs include direct labor (warehouse personnel and driver salaries), raw materials, indirect costs: salaries and wages (for departments serving our customers and managing waste collections), warehouse depreciation, amortization of intangible assets related to our waste processing software, warehouse utilities, rent and taxes. In prior periods, some of these costs were presented as selling, general and administrative expenses. Due to the reclassification of certain selling, general & administrative expenses to cost of sales that was implemented effective January 1, 2025, the prior period statement of operations have been recast to conform to the current statement of operations presentation. Prior period presentation for the six months ended June 30, 2024:

Six Months Ended
June 30, 2024
Cost of Sales	$8,707
Selling, general and administrative expenses	11,625

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 apply to all entities that are subject to Topic 740, Income Taxes with certain amendments only applicable to public business entities. The amendments in ASU 2023-09 are effective for annual periods beginning after December 15, 2024. The Company plans to adopt ASU 2023-09 at the effective date. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to improve the disclosures about a public business entity’s expense in commonly presented expense captions. The amendments in this Update apply to all public business entities and effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

Note 3 – Acquisition

For acquisitions, the Company allocates the purchase price to assets acquired and liabilities assumed as of the date of acquisition based on the estimated fair values at the date of acquisition. The excess of the fair value of the purchase consideration over the fair values of the identifiable assets and liabilities is recorded as goodwill. Management makes significant estimates and assumptions when determining the fair value of assets acquired and liabilities assumed. These estimates include, but are not limited to, discount rates, projected future net sales, projected future expected cash flows, useful lives, attrition rates, royalty rates and growth rates. These measures are based on significant Level 3 inputs not observable in the market.

The acquisition is accounted for in accordance with FASB ASC Topic 805, Business Combinations (“ASC 805”). Under ASC 805, the aggregate amount of consideration paid by the Company is allocated to net tangible assets and intangible assets based on their estimated fair values as of the acquisition date and consolidated with those of the Company. The Company considers the distribution network, operating cash flows, and future expected revenue and earnings to be generated when determining the purchase price of the acquisition. The fair value of acquired intangible assets relates to certifications and permits, current contracts, and customer relationships. The Company retained an independent third-party appraiser to assist management in its valuation of the acquisition.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

2024 Acquisition

On September 1, 2024, the Company acquired 100% of the securities of North Coast Recycling Services, LLC (“NCRS”) for a total Purchase Price of $4,573, net of cash acquired. NCRS provides specialty waste handling and recycling services in the New England area of the United States.

The Company believes that the information gathered to date provides a reasonable basis for the valuation of the fair value of assets acquired and liabilities assumed but the purchase price allocation for this acquisition is preliminary. The Company has recorded preliminary estimates for the acquisition and will record adjustments, if any, to the preliminary amounts upon finalization of the valuation. Such changes are not expected to be significant. The Company expects to complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date.

The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

NCRS Acquisition
Cash consideration	$3,613
Note payable	1,087
Working capital adjustment	33
Total purchase price	$4,733
Asset acquired:
Cash	$160
Accounts receivable	390
Prepaid expenses	39
Fixed assets	249
Operating lease asset	721
Goodwill	1,781
Customer relationships	2,330
Total assets	5,670
Less liabilities assumed:
Accounts payable	(107)
Short-term operating lease liability	(185)
Deferred liability	(109)
Long-term operating lease liability	(536)
Total liabilities	(937)

Net assets acquired	$4,733

The acquisition resulted in the recognition of goodwill in the Company’s consolidated financial statements because the purchase price exceeded the net tangible asset value and reflects the future earnings and cash flow potential of the acquired business. Goodwill from the acquisition is deductible for tax purposes.

The customer relationships asset is being amortized on a straight-line basis over a period of 15 years. Acquired fixed assets will be depreciated on a straight-line basis over the respective estimated remaining useful lives. Customer relationships was valued using the multi-period excess earnings method of the income approach valuation.

Note 4- Inventory

Inventory consists of the following:

	June 30, 2025	December 31, 2024
Raw Materials	$1,521	$1,307
Finished Goods	271	314
	1,792	1,621
Less, reserve for obsolete inventory	(190)	(190)
Inventory, net	$1,602	$1,431

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

Note 5 - Property and Equipment

Property and equipment, net consists of the following as of June 30, 2025 and December 31, 2024:

	Estimated	June 30,	December 31,
	Useful lives	2025	2024
Land		$32	$32
Vehicles	5 years	294	294
Machinery and equipment	7 years	1,683	1,554
Buildings and improvements	39 years	10,244	10,078
Computer equipment	3 years	79	79
Furniture and fixtures	7 years	37	37
		12,369	12,074
Less accumulated depreciation		(1,508)	(1,247)
Property and equipment, net		$10,861	$10,827

For the six months ended June 30, 2025 and 2024, depreciation expense amounted to approximately $261 and $228, respectively.

Note 6 – Intangible Assets

Intangible assets represent the value assigned to patents and trademarks, customer relationships and certifications and permits. These intangibles are being amortized on a straight-line basis and consist of the following:

	Estimated	June 30,	December 31,
	Useful lives	2025	2024
Patents and trademarks	15 years	$1,557	$1,557
Certification and permits	15 years	1,472	1,472
Customer relationships	15 years	4,406	4,406
Other intangibles	5 years	79	79
		7,514	7,514
Less accumulated amortization		(1,515)	(1,244)
Intangible assets, net		$5,999	$6,270

Amortization expense for the six months ended June 30, 2025 and 2024 was approximately $271 and $194, respectively.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

Note 7 - Related Party Transactions

On a regular basis, the Company enters various transactions with its parent (TCI) and subsidiaries of TCI. The most material activities occur with TCI and include a quarterly management fee charge from TCI to the Company, a tax sharing agreement between TCI and the Company, as well as funding TCI to cover items, such as payroll.

On June 30, 2025 and December 31, 2024, the Company has a net related party short term receivable from TCI in the amount of $5,022 and $2,723, respectively. On June 30, 2025 and December 31, 2024 the Company has a net related party receivable from other subsidiaries of the parent company in the amount of $11 and $12, respectively, and has a net related party payable to other subsidiaries of the parent company in the amount of $390 and $292, respectively.

The Company allocated $200 and $57 for the six months ended June 30, 2025 and 2024, respectively, of office and related expenses to the Parent Company and related subsidiaries, which is recorded as a reduction in selling, general and administrative expenses in the consolidated statements of operations.

Note 8 – Line of Credit

On August 15, 2024, the Company entered into a Business Loan Agreement (“Line of Credit”) with Citibank N.A. This agreement provides for an up to $5,000 on demand revolving credit facility to finance ongoing working capital needs. Borrowings on the line of credit are secured by the assets of the Company. The Line of Credit requires the Company to comply with two financial covenant requirements. A minimum income and cash flow requirement debt service coverage ratio and tangible net worth requirement leverage ratio. Borrowings on the line of credit will bear interest at a variable rate subject to change from time to time based on changes in an independent index equal to the Adjusted Term Secured Overnight Financing Rate (“SOFR”). This is the rate per annum equal to Term SOFR for an interest period of one month’s duration plus 0.11448% (11.448 basis point). If Adjusted Term SOFR at any time is less than 0.50%, Adjusted Term SOFR shall at such time be deemed to be 0.50%.

As of June 30, 2025, the Company had no outstanding balance on the Line of Credit.

Note 9 - Debt Obligations

On March 27, 2014, the Company entered a mortgage note payable with TD Bank, N.A. related to the purchase of additional office space in Trenton, New Jersey. On February 7, 2024, the Company paid off the principal and accrued interest of $132. The mortgage note was payable in monthly installments of $2 which includes principal plus interest at 5.75%. The mortgage note payable was secured by the building. There was no balance outstanding under the mortgage note payable at June 30, 2025 and December 31, 2024, respectively.

On May 26, 2016, the Company entered a mortgage note payable with Bank of America Merrill Lynch. The mortgage is secured by the building located on Hillside Avenue in Trenton, NJ. The mortgage note matures on May 25, 2031 and is payable in monthly installments of $2, which includes principal plus interest at 4.50%. The amount outstanding under the mortgage note payable was $143 and $154 at June 30, 2025 and December 31, 2024, respectively.

On December 14, 2022, the Company secured a mortgage note payable with Citibank, N.A. The note matures on December 14, 2032 and is payable in monthly installments of $31, which includes principal plus interest at 5.21%, and a balloon payment of $2,899 due on December 14, 2032. The note payable is collateralized by the building. The amount outstanding under the note payable was $4,215 and $4,288 at June 30, 2025 and December 31, 2024, respectively.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

Estimated future annual maturities of debt, excluding capital lease obligations, as of June 30, 2025 are as follows:

Amount
2025 (excluding the six months ended June 30, 2025)	$86
2026	178
2027	187
2028	197
2029	207
Thereafter	3,503
Total	$4,358

Note 10 - Commitments and Contingencies

Leases

Under ASU Topic 842, Leases, the Company determined if an arrangement is a lease at inception. Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company utilizes a risk-free discount rate based on the information available at commencement date in determining the present value of lease payments. The ROU assets also include any lease payments made prior to commencement and is recorded net of any lease incentives received and net of the deferred rent balance on the date of implementation. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

The Company leases office spaces, equipment and various properties for storage facilities. Many of the Company’s operating leases include one or more options to renew at the Company’s sole discretion. The lease renewal option terms are generally for 12 months after the end of the original lease term. The determination of whether to include any renewal options in the lease term is made by the Company at lease inception when establishing the term of the lease. Leases with an initial term of 12 months or less are not recorded in the consolidated balance sheet as of June 30, 2025 and December 31, 2024.

Lease expense for operating leases is recognized on a straight-line basis over the lease term from the lease commencement date through the scheduled expiration date. Short-term lease expenses are leases with an initial term of 12 months or less not capitalized by the Company. Variable costs include certain lease arrangements that require periodic increases in the Company’s base rent that may be subject to certain economic indexes, among other items. In addition, variable costs include a portion of the lease arrangement where the Company pays property taxes, utilities and other costs related to several of its leased office facilities that fluctuate based on the actual amounts incurred by the Company’s lessor. In December of 2023, the Company entered into a contract to sublease its TCRW facility for the remainder of its lease term ending May 31, 2027.

Lease expense included in the consolidated statements of operations for the six months ended June 30, 2025 and 2024 is shown below:

	June 30, 2025	June 30, 2024
Operating lease expense	$587	$471
Short-term lease expense	187	85
Variable lease cost	280	271
Sublease rental income	(221)	(221)
Total lease expense	$833	$606

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

The following is a schedule, by years of maturities of lease liabilities as of June 30, 2025:

Total Operating Lease Payments
2025 (excluding the six months ended June 30, 2025)	$578
2026	1,095
2027	784
2028	616
2029	509
Thereafter	2,568
Total minimum lease payments	$6,150
Less amount representing imputed interest	(830)
Present value of lease obligations	$5,320

Weighted average remaining lease term (years)	3.2
Weighted average discount rate	3.82%

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company's management, any liability resulting from such litigation would not be material in relation to the Company's consolidated financial position, results of operations and cash flows.

Note 11 – Stockholders’ Equity

Voting Right, the holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders. The holders of Non-Voting Class A Preferred Stock (“Class A Preferred Stock”) do not hold any voting or consent rights.

Dividends, the Company must declare a dividend equal to at least 50% of its after-tax profits earned in the prior fiscal year (as determined in the sole discretion of the board of directors) to be paid to the holders of its Common Stock and Class A Preferred Stock pro rata based on the relative number of shares that are outstanding as of the applicable record date.

Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Class A preferred stock are entitled to receive $1.00 per share from the assets of the Company available for distribution to its stockholders before any payment of such amount to the holders of Common Stock.

Repurchase Option, the Company has an irrevocable option to repurchase any or all shares of Class A Preferred Stock under defined circumstances following 18 months of issuance at a price equal to the greater of the original issue price plus any declared but unpaid dividends or the fair market value.

Conversion, upon the closing of the sale of shares of Common Stock to the public in a public offering, each outstanding share of Class A Preferred Stock shall automatically be converted into one share of Common Stock and such share may not be reissued by the Company.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

Stock Split, on August 18, 2025, the Company’s board of directors approved a 1 to 100 stock split of its issued and outstanding Common and Preferred stock, which was effective by amendment to the Company’s Certificate of Incorporation September 4, 2025. As part of the amendment, the number of authorized shares of common stock was revised to 80,113,400 with the par value remaining at $0.0001 per share, and the number of authorized shares of Preferred stock was revised to 30,113,400 with a par value of $0.0001. All issued and outstanding Common and Preferred stock and per share amounts contained in the consolidated financial statements have been retrospectively adjusted to give effect to the stock split for all periods presented.

Note 12 - Segments

The Company defines its segments as those operations that engage in business activities from which it may recognize revenue and incur expenses, whose results the Chief Executive Officer who is also the Chief Operating Decision Maker (“CODM”) regularly reviews to analyze performance and allocate resources and for which discrete financial information is available. Our CODM does not evaluate the operating segment using asset or liability information. Consolidated net income is the measure of segment profit used by the CODM in making decisions regarding resource allocation and assessing performance, which is also reported on the consolidated statements of operations. The CODM relies on consolidated net income in making decisions regarding resource allocation and evaluating financial performance.

The CODM does not review expense items at a level lower than the consolidated level. Information for the Company’s reportable segment, including the reconciliation to income before income taxes, is provided in the following table for the six months ending June 30, 2025 and 2024:

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
TCUSI Sales	$22,912	$20,600
Less:
Cost of sales	12,651	11,552
Segment gross profit	10,261	9,048
Less:
Selling, general and administrative expenses	4,120	2,634
Depreciation and amortization	532	422
Other segment items	3,854	5,727
Income before income taxes(1)	$1,755	$265

(1)	Other segment items include certain operating expenses that are not regularly provided to the CODM and that are identifiable with that segment, including interest expense and intercompany transactions.

Note 13 – Subsequent Event

On September 4, 2025, the Company filed a certificate of amendment with the Delaware Division of Corporations to split its designated “Common Stock” and “Preferred Stock” on a 100 for 1 basis. The total number of shares of Common Stock that the Company is authorized to issues was increased to 80,113,400 after the split. The total number of Preferred Stock that the Company is authorized to issue was increased to 30,113,400 after the split. Accordingly, all share and per share amounts for all periods presented in the condensed consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

The Company has evaluated subsequent events from the balance sheet date through September 29, 2025, the issuance date of these unaudited interim consolidated financial statements.

TerraCycle US Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

TerraCycle US Inc.

Independent Auditors’ Report

Board of Directors
TerraCycle US Inc.:

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of TerraCycle US Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 30, 2025, except as to the effects of the change in segments and reclassification of certain selling, general and administrative expenses to cost of sales described in Note 2 and the effects of the stock split described in Note 13, which are as of February 11, 2026

Independent Auditor’s Report

Board of Directors

TerraCycle US Inc. and Subsidiaries

Opinion

We have audited the consolidated financial statements of TerraCycle US Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2023, the related consolidated statements of operations, equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Blue Bell, Pennsylvania

April 29, 2024, except for the effects of the change in segments and reclassification described in Note 2 and the effect of the stock split described in Note 13, as to which the date is February 11, 2026

TerraCycle US Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current Assets
Cash	$4,337	$8,186
Accounts receivable, net of $273 and $120 respectively	5,175	5,313
Related party receivable, net	2,794	850
Note receivable	-	1,215
Inventory, net	1,431	1,635
Prepaid expenses and other current assets	511	1,252
Total current assets	14,248	18,451
Long term assets
Property, plant and equipment, net	10,827	9,227
Operating lease right-of-use assets	5,600	4,919
Goodwill	4,245	2,464
Other intangible assets, net	6,270	4,379
Total assets	$41,190	$39,440
Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt	$168	$181
Short-term operating lease liabilities	1,132	571
Accounts payable	1,486	1,188
Related party payables	292	279
Accrued redemption points	495	473
Accrued expenses and other current liabilities	2,718	1,526
Deferred tax liability	565	246
Deferred income	3,964	4,387
Total current liabilities	10,808	8,851
Long-term debt, net of current portion	4,273	4,554
Long-term operating lease liabilities	4,633	4,469
Total liabilities	19,726	17,874
Commitment and contingencies (note 10)
Stockholders' equity:
Common stock, par value $0.0001 per share, 150,000,000 shares authorized:
50,000,000 shares issued and outstanding at December 31, 2024 and 2023	-	-
Preferred stock, par value $0.0001 per share; 50,000,000 shares authorized:
Non-voting Class A - 25,000,000 shares authorized: 19,617,300 shares issued and outstanding at December 31, 2024 and 2023;
liquidation preference of $196 at December 31, 2024	-	-
Additional paid-in capital	18,751	18,751
Retained earnings	2,713	2,815
Total stockholders' equity	21,464	21,566
Total liabilities and stockholders' equity	$41,190	$39,440

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Consolidated Statements of Operations

(In thousands)

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
Net sales	$43,125	$43,283
Cost of sales	23,870	24,801
Gross profit	19,255	18,482
Operating expenses
Selling, general and administrative expenses	17,990	17,129
Foreign currency exchange	5	2
Total operating expenses	1,260	1,351
Income from operations	1,260	1,351
Other (income) expenses:
Interest income	(267)	(245)
Interest expense	270	254
Other expense	24	-
Total other expenses	27	9
Income before provision for income taxes	1,233	1,342
Provision for income taxes	382	389
Net income	$851	$953

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Consolidated Statements of Equity

(In thousands)

	Common Stock		Preferred Stock		Additional Paid in	Retained	Total Stockholders'
	Amount	Shares	Amount	Shares	Capital	Earnings	Equity
Balance at January 1, 2023	$-	50,000,000	$-	19,617,300	$18,748	$4,188	$22,936
Non-voting Class A preferred stock warrants exercised	-	-	-	-	3	-	3
Dividend distribution	-	-	-	-	-	(2,326)	(2,326)
Net income	-	-	-	-	-	953	953
Balance at December 31, 2023	-	50,000,000	-	19,617,300	18,751	2,815	21,566
Dividend distribution	-	-	-	-	-	(953)	(953)
Net income	-	-	-	-	-	851	851
Balance at December 31, 2024	$-	50,000,000	$-	19,617,300	$18,751	$2,713	$21,464

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Consolidated Statements of Cash flows

(In thousands)

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
Cash flows from operating activities
Net income	$851	$953
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	439	269
Depreciation	494	319
Deferred tax provision	210	394
Bad debts	153	(254)
Loss on disposal of property and equipment	24	-
Operating lease assets	860	548
Changes in operating assets and liabilities:
Accounts receivable, net	375	1,065
Related party receivables, net	(1,944)	2,470
Inventory, net	203	75
Prepaid expenses and other current assets	780	(469)
Note receivable	1,215	(1,215)
Accounts payable	191	339
Related party payables	13	24
Accrued redemption points	22	31
Accrued expenses and other current liabilities	105	(496)
Operating lease liabilities	(815)	(509)
Deferred income	(423)	(683)
Net cash provided by operating activities	2,753	2,861
Cash flows from investing activities
Purchase of property and equipment	(700)	(238)
Proceeds from sale of property and equipment	10	-
Purchase of building improvements	(1,179)	(1,692)
Acquisition of business, net of cash acquired	(3,486)	(6,613)
Net cash used in investing activities	(5,355)	(8,543)
Cash flows from financing activities
Repayment of long-term debt	(294)	(309)
Proceeds from exercise of warrants	-	3
Dividends paid	(953)	(2,326)
Net cash used in financing activities	(1,247)	(2,631)
Net decrease in cash	(3,849)	(8,313)
Cash, beginning of year	8,186	16,499
Cash, end of year	$4,337	$8,186
Supplemental disclosure of cash flow data:
Interest paid	$240	$237
Cash paid for operating leases	$978	$611
Cash paid for income taxes	$67	$962

See accompanying notes to consolidated financial statements.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Note 1 - Organization

TerraCycle US Inc. ("TCUSI") was incorporated on August 14, 2017 under the laws of the State of Delaware. At the same date, TerraCycle US LLC (“LLC”) which had been incorporated on September 16, 2013 under the laws of the State of Delaware, transferred 100% of its membership units to TCUSI, becoming a 100% owned operating subsidiary of TCUSI. LLC has three US operating subsidiaries that are also 100% wholly owned. As used herein, the "Company" refers to TCUSI and its subsidiaries. All the operating activities are conducted under LLC and subsidiaries, while TCUSI has only holding company activities.

The Company is a subsidiary of TerraCycle, Inc. (“TCI” or “Parent Company”). The consolidated financial statements include certain assumptions and estimates to allocate a reasonable share of TCI’s corporate overhead to the Company through a global management fee so that the accompanying consolidated financial statements reflect substantially all costs of doing business. For the years ended December 31, 2024 and 2023, overhead charges, which are primarily comprised of compensation and related benefits, were approximately $11,005 and $10,824, respectively. Corporate charges related to overhead were allocated to the Company based on revenue relative to the total consolidated revenues of the Parent Company.

The Company designs and manages programs to collect a wide range of non-recyclable waste materials for recycling or repurposing. Such materials are either sold as is, processed into a form which can be used by a manufacturer, or in some cases, manufactured into an eco-friendly product, which is sold directly to consumers. In addition, TerraCycle Regulated Waste (“TCRW”), a subsidiary of LLC, is a sustainable solutions and technologies company with products and services designed to enable companies to implement comprehensive environmental programs for their facilities, focusing on regulated waste (e.g., fluorescent lamps, batteries and e-waste).

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with US generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of TCUSI and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the revenue and expenses reported for the periods covered by the financial statements and certain amounts disclosed in the accompanying notes to the consolidated financial statements. Actual amounts could differ from those estimates and assumptions. The estimates affecting the consolidated financial statements include, but are not limited to, revenue calculations, allowance for credit losses, inventory provision, useful lives and impairment of long-lived assets, income tax provision, right-of-use assets, operating lease liabilities, fair value of assets acquired and liabilities assumed in a business acquisition and commitments and contingencies.

Segment Information

In the first quarter of 2025, there was an internal reorganization of the Parent Company, which also impacted the Company. Therefore, the reportable segments previously disclosed in the Company’s Annual Report on Form 1-K for the year ended December 31, 2024, and 2023 were recasted.

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”), which in our case is our Chief Executive Officer, in deciding how to allocate resources to an individual segment and in assessing performance. Due to the re-segmentation that was implemented commencing January 1, 2025, the full year 2024 and 2023 segment amounts have been recast to conform to the current segment presentation. The CODM evaluates, oversees, and manages the Company’s operations and financial performance through one reportable segment at the consolidated level. See Note 14.

The Company’s reportable segment derives revenue from recycling services that include designing and managing sponsored waste collection programs, direct sales of zero waste boxes, and commercial recycling of regulated and non-regulated waste. Revenues arise from fees for waste collection, processing, program management, and sales of repurposed materials.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Accounts Receivable and Allowance for Credit Losses

The Company accounts for trade receivables at original invoice amount less a reserve for credit loss based on a review of all outstanding amounts. The allowance for credit loss is the Company’s best estimate of the credit losses in existing accounts receivable. The Company monitors the financial performance, historical and expected collection patterns of the Company’s customers so that it can properly assess and respond to changes. Past due balances are reviewed individually for collectability. Account balances are charged against the allowance when it is probable the receivable will not be recovered. The allowance for credit losses was $273 and $120 as of December 31, 2024 and 2023, respectively.

Note Receivable

On September 12, 2023, the Company through LLC, entered into a loan agreement with a waste processing facility in Canada operating as Services De Consultations Sinclair Inc. (“SCS). TC US LLC, being the sole customer to SCS, extended the loan to cover the cost of equipment needed by SCS to process waste collected for processing materials LLC collected. The balance of the note receivable was $0 and $1,215, at December 31, 2024 and 2023, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company maintains cash balances with high-credit quality financial institutions. At times, cash may exceed federally insured limits. These financial institutions have strong credit ratings and management believes the credit risk related to these deposits is minimal.  The Company has not historically experienced any related losses.

The Company routinely assesses the financial strength of its customers and establishes an allowance for credit losses based upon factors surrounding the credit risk of specific customers, historical trends, and other information. The Company writes off accounts receivable as a charge to the allowance for credit losses when, in the Company's estimation, it is probable that the receivable is not collectible.

Long-Lived Assets

Depreciation and amortization for property, plant and equipment and finite life intangible assets is computed and included in cost of goods sold and in selling, general and administrative expense, as appropriate. Long-lived assets, consisting primarily of property, plant and equipment, are stated at cost less accumulated depreciation. Property, plant and equipment are depreciated using the straight-line method, based on the estimated useful lives of the assets (buildings – 39 years, machinery and equipment – 5 to 7 years, computer hardware and software – 3 to 5 years, furniture and fixtures – 7 years, automobiles – 5 years, leasehold improvements – shorter of estimated useful life or lease term). Depreciation commences in the year the assets are placed into use. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss on disposition is reflected in other expense in the accompanying consolidated statements of operations.

Finite life intangible assets consist primarily of patents, trademarks, certifications, permits, customer contracts and customer relationships, and amortized over periods ranging from five to fifteen years. Capitalized costs of finite life-intangible assets are amortized on a straight-line basis over their estimated useful life. Amortization expense amounted to $439 and $269 for the years ended December 31, 2024 and 2023, respectively.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The Company assesses the recoverability of the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the assets exceed the estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the assets exceed the fair value of the assets. There were no events that would indicate an impairment as of December 31, 2024 and 2023.

Goodwill

Goodwill represents the excess of the consideration paid in an acquisition over the fair value of identifiable net assets acquired. Goodwill is not amortized but instead is subject to impairment testing on an annual basis, and between annual tests whenever events or changes in circumstances indicate that the fair value may be below its carrying amount. Impairment testing for goodwill is done at a reporting unit level in accordance with Accounting Standards Update (“ASU”) 2017-04 which is the RW segment in footnote 14. The Company is required to make certain assumptions and estimates regarding the fair value of the reporting units containing goodwill when assessing for impairment. Changes in the fact patterns underlying such assumptions and estimates could ultimately result in the recognition of impairment losses. The Company considers qualitative factors as part of its annual impairment assessment to determine whether it is more likely than not that a reporting unit’s carry value exceeds its fair value. If its qualitative assessment indicates that goodwill impairment is more likely than not, the Company will perform a quantitative impairment test. Alternatively, the Company may bypass the qualitative test and initiate a quantitative goodwill impairment testing, comparing the fair value of the reporting unit to its carrying value, including goodwill.

If the fair value of a reporting unit exceeds its carrying value, the Company concludes no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, the Company will record a goodwill impairment loss for the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of the reporting unit’s goodwill. In 2024, the Company changed its annual impairment testing date from December 31 to October 1. The Company believes this change in the method of applying an accounting principle is preferable, as it allows for a more robust fair value assessment. This change in annual testing date does not delay, accelerate, or avoid an impairment charge. A significant amount of judgement is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others: a significant decline in the Company’s expected future cash flows; a significant adverse change in legal factors or in the business climate of its segments; unanticipated competition; and slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill and the Company’s consolidated financial results. The Company performed a quantitative impairment assessment with no impairment charges recorded for the years ended December 31, 2024 and 2023, respectively.

Foreign Currency Transactions

The Company accounts for its foreign currency transactions in accordance with the Financial Accounting Standards Board (FASB) ASC Topic 830, Foreign Currency Matters. Transactions affecting revenues and expenses are generally translated at the exchange rate in effect on the transaction date. For the years ended December 31, 2024 and 2023, the Company recognized a foreign currency transaction loss of $5 and $2, respectively.

Income Taxes

The Company follows the FASB guidance, specifically ASC 740-10, Uncertain Tax Positions, for how uncertain tax positions should be recognized, measured, disclosed and presented in the consolidated financial statements. This requires evaluations of tax positions taken or expected to be taken while preparing the Parent Company’s tax returns to determine whether the tax positions will more-likely-than-not be sustained when challenged or when examined by the applicable tax authority. Tax positions not deemed to meet the more-likely-than not threshold would be recorded as a tax expense and liability in the current year. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance. The Company is not currently under audit by any tax jurisdiction however, the 2021 through 2023 tax years are still subject to tax examinations at the federal, state, and local level.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Inventory

Inventory, which consists of post-consumer waste, supplies and finished goods, is stated at the lower of cost or net realizable value. The Company uses estimates in determining the level of reserves required to state inventory at the lower of cost or net realizable value. The Company’s estimates are based on market activity levels for slow-moving items and the physical condition of the products. Changes in any of these factors may result in adjustments to the carrying value of inventory.

Revenue Recognition

Revenue is recognized when (1) a contract with a customer exists, (2) performance obligations promised in a contract are identified based on the products or services that will be transferred to the customer, (3) the transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer, (4) the transaction price is allocated to the performance obligations in the contract, and (5) the Company satisfies performance obligations.

The Company has various recycling programs for which revenue is generated. The Company enters into agreements with customers under various programs that seek to recycle their products or packaging through a sponsored collection or zero waste program. If the Company receives an up-front payment (annual fee and sometimes an exclusivity fee) to allow the customers to use the Company logo on its packages and advertise that the Company is a partner, revenue recognition is deferred and recorded to income over the term of the contract which usually spans one year, with some contracts as long as three years. An unearned amount related to such fees of $2,148 and $3,079 is included in deferred income at December 31, 2024 and 2023, respectively.

The Company also receives a variable fee, usually billed monthly, for the collection and recycling of waste. Revenue is deferred until such waste is processed. An unearned amount of $1,816 and $1,307 is included in deferred revenue at December 31, 2024 and 2023, respectively.

Merchandise sold is recorded as revenue upon shipment.

Cost of Sales

Cost of sales represents expenses directly related to the services the Company provides to generate revenue. These costs include direct labor (warehouse personnel and driver salaries), raw materials, indirect costs: salaries and wages (for departments serving our customers and managing waste collections), warehouse depreciation, amortization of intangible assets related to our waste processing software, warehouse utilities, rent and taxes. In prior periods, some of these costs were presented as selling, general and administrative expenses. To reflect changes in the business, the Company reclassified certain selling, general and administrative expenses to cost of sales effective January 1, 2025. The prior period statements of operations have been recast to conform to the current statement of operations presentation. Prior period presentation for the year ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Cost of Sales	$17,317	$19,548
Selling, general and administrative expenses	24,543	22,382

Shipping Costs

Shipping and handling costs are included in cost of sales. For the years ended December 31, 2024 and 2023, shipping and handling costs were $5,254 and $6,687, respectively.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Advertising Costs

The Company expenses the costs of advertising as incurred. For the years ended December 31, 2024 and 2023, advertising expenses amounted to $1,163 and $1,079, respectively.

Accrued Redemption Points

Participants of certain waste collection programs earn points (usually two points) per unit or weight (usually pounds) collected depending on each specific program’s rules. These points can be redeemed every six months for payments to charitable 501(c)(3) organizations. Points not redeemed are cancelled after one year, as long as participants have not had activity in their account for the past twelve months. The Company recognizes a liability for the outstanding points not yet redeemed. As of December 31, 2024 and 2023, this liability amounted to $495 and $473, respectively.

Recently Adopted Accounting Pronouncements

Segment Reporting (Topic 280). In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to improve the disclosures about a public entity’s reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. The amendments in ASU 2023-07 apply to all public entities that are required to report segment information in accordance with Topic 280, Segment Reporting. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023. The Company adopted the new standard as of December 31, 2024, with retrospective application. This change did not have a significant impact on the Company’s financial statements and disclosures. See Note 14 – Segments for further discussion.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 apply to all entities that are subject to Topic 740, Income Taxes with certain amendments only applicable to public business entities. The amendments in ASU 2023-09 are effective for annual periods beginning after December 15, 2024. The Company plans to adopt ASU 2023-09 at the effective date. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to improve the disclosures about a public business entity’s expense in commonly presented expense captions. The amendments in this Update apply to all public business entities and effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

Note 3 – Acquisition

For acquisitions, the Company allocates the purchase price to assets acquired and liabilities assumed as of the date of acquisition based on the estimated fair values at the date of acquisition. The excess of the fair value of the purchase consideration over the fair values of the identifiable assets and liabilities is recorded as goodwill. Management makes significant estimates and assumptions when determining the fair value of assets acquired and liabilities assumed. These estimates include, but are not limited to, discount rates, projected future net sales, projected future expected cash flows, useful lives, attrition rates, royalty rates and growth rates. These measures are based on significant Level 3 inputs not observable in the market.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The acquisitions are accounted for in accordance with FASB ASC Topic 805, Business Combinations (“ASC 805”). Under ASC 805, the aggregate amount of consideration paid by the Company is allocated to net tangible assets and intangible assets based on their estimated fair values as of the acquisition date and consolidated with those of the Company. The Company considers the distribution network, operating cash flows, and future expected revenue and earnings to be generated when determining the purchase price of the acquisition. The fair value of acquired intangible assets relates to certifications and permits, current contracts, and customer relationships. The Company retained an independent third-party appraiser to assist management in its valuation of the acquisition.

2024 Acquisition

On September 1, 2024, the Company acquired 100% of the securities of North Coast Recycling Services, LLC (“NCRS”) for a total Purchase Price of $4,573, net of cash acquired. NCRS provides specialty waste handling and recycling services in the New England area of the United States.

The Company believes that the information gathered to date provides a reasonable basis for the valuation of the fair value of assets acquired and liabilities assumed but the purchase price allocation for this acquisition is preliminary. The Company has recorded preliminary estimates for the acquisition and will record adjustments, if any, to the preliminary amounts upon finalization of the valuation. Such changes are not expected to be significant. The Company expects to complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date.

The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

NCRS Acquisition
Cash consideration	$3,613
Note payable	1,087
Working capital adjustment	33
Total purchase price	$4,733
Asset acquired:
Cash	$160
Accounts receivable	390
Prepaid expenses	39
Fixed assets	249
Operating lease asset	721
Goodwill	1,781
Customer relationships	2,330
Total assets	5,670
Less liabilities assumed:
Accounts payable	(107)
Short-term operating lease liability	(185)
Deferred liability	(109)
Long-term operating lease liability	(536)
Total liabilities	(937)

Net assets acquired	$4,733

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The acquisition resulted in the recognition of goodwill in the Company’s consolidated financial statements because the purchase price exceeded the net tangible asset value and reflects the future earnings and cash flow potential of the acquired business. Goodwill from the acquisition is deductible for tax purposes.

The customer relationships asset is being amortized on a straight-line basis over a period of 15 years. Acquired fixed assets will be depreciated on a straight-line basis over the respective estimated remaining useful lives. Customer relationships was valued using the multi-period excess earnings method of the income approach valuation.

Net sales and net income attributable to the acquisition from the date of acquisition through December 31, 2024, were $1,439, and $135, respectively. The Company incurred expenses related to transaction fees of approximately $46. These transaction fees have been expensed in selling, general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2024.

Pro Forma Financial Information (Unaudited): The unaudited pro forma results presented below include the results of the NCRS acquisition as if it had been consummated as of January 1, 2023. The unaudited pro forma results include the amortization associated with acquired intangible assets and the estimated tax effect of adjustments to income before income taxes. Material non-recurring charges, including direct acquisition costs, directly attributable to the transaction are excluded. In addition, the unaudited pro forma results do not include any expected benefits of the acquisition. Accordingly, the unaudited pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of January 1, 2023.

	Year Ended December 31,
	2024	2023
Pro forma net sales	$45,779	$47,472
Pro forma net income	1,703	2,124

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

2023 Acquisition

On May 31, 2023, the Company acquired 100% of the securities of Complete Recycling Solutions, LLC (“CRS”) for total Purchase Price of $6,649. CRS is a lighting and electronic waste recycling solutions company with locations in Fall River, Massachusetts and Somerset, New Jersey. CRS recycles mercury-bearing lamps, electronics and cathode ray tubes, mercury devices, batteries, PCB and Non-PCB lighting ballasts.

The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

CRS Acquisition
Cash consideration	$6,577
Working capital adjustment	72
Total purchase price	$6,649
Asset acquired:
Cash	$36
Accounts receivable	697
Inventory	59
Other current assets	133
Fixed assets	766
Operating lease asset	3,949
Goodwill	1,511
Certifications and permits	1,472
Current contracts	79
Customer relationships	2,076
Total assets	10,778
Less liabilities assumed:
Accounts payable	(9)
Short-term operating lease liability	(320)
Other current liabilities	(171)
Long-term operating lease liability	(3,629)
Total liabilities	(4,129)

Net assets acquired	$6,649

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The acquisition resulted in the recognition of goodwill in the Company’s consolidated financial statements because the purchase price exceeded the net tangible asset value and reflects the future earnings and cash flow potential of the acquired business. Goodwill from the acquisition is deductible for tax purposes.

The customer relationships and certification and permits assets are being amortized on a straight-line basis over a period of 15 years. The current contracts are being amortized on a straight-line basis over a period of 5 years. Acquired fixed assets will be depreciated on a straight-line basis over the respective estimated remaining useful lives. Current contracts and customer relationships were valued using the multi-period excess earnings method of the income approach valuation, while certifications and permits were valued using the replacement cost new less depreciation method of the cost approach valuation.

Net sales and net income attributable to the acquisition from the date of acquisition through December 31, 2023, were $3,250, and $261, respectively. The Company incurred expenses related to transaction fees of approximately $242. This transaction fees have been expensed in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2023.

Note 4 - Inventory

Inventory consists of the following:

	2024	2023
Raw Materials	$1,307	$1,683
Finished Goods	314	177
	1,621	1,860
Less reserve for obsolete inventory	(190)	(225)
Inventory, net	$1,431	$1,635

Note 5 - Property and Equipment

Property and equipment, net consists of the following as of December 31, 2024 and 2023:

	Estimated	December 31,	December 31,
	Useful lives	2024	2023
Land		$32	$32
Vehicles	5 years	294	271
Machinery and equipment	7 years	1,554	1,072
Buildings and improvements	39 years	10,078	8,898
Computer equipment	3 years	79	379
Furniture and fixtures	7 years	37	55
		12,074	10,707
Less accumulated depreciation		(1,247)	(1,480)
Property and equipment, net		$10,827	$9,227

For the years ended December 31, 2024 and 2023, depreciation expense amounted to approximately $494 and $319, respectively. During the year, the Company disposed and wrote-off $1,366 in assets, with a carrying value of $1,332 resulting in a loss on disposal of $34 with $10 received in cash.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Note 6 – Goodwill and Intangible Assets

Goodwill is tested at the reporting unit level annually for impairment and if necessary, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In 2024, the Company changed its annual testing date from December 31 to October 1. The Company believes this change in the method of applying an accounting principle is preferrable, as it will alleviate the resource constraints that historically existed during the fourth quarter. This change in annual testing date does not delay, accelerate, or avoid an impairment charge. There was no impairment of goodwill as a result of the Company’s annual impairment assessments conducted for the years ended December 31, 2024 and 2023.

The following table sets forth the changes in the carrying amount of Goodwill for the year ended December 31, 2024:

Consolidated
Balance as of December 31, 2022	$953
Acquisition	1,511
Balance as of December 31, 2023	2,464
Acquisition	1,781
Balance as of December 31, 2024	$4,245

Intangible assets represent the value assigned to patents and trademarks, customer relationships and certifications and permits. These intangibles are being amortized on a straight-line basis and consist of the following:

	Estimated	December 31,	December 31,
	Useful lives	2024	2023
Patents and trademarks	15 years	$1,557	$1,557
Certification and permits	15 years	1,472	1,472
Customer relationships	15 years	4,406	2,076
Other intangibles	5 years	79	79
		7,514	5,184
Less accumulated amortization		(1,244)	(805)
Intangible assets, net		$6,270	$4,379

Amortization expense for the years ended December 31, 2024 and 2023 was approximately $439 and $269, respectively.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Estimated future amortization expense at December 31, 2024 for the next five years and in aggregate are as follows:

Year	Amount
2025	$561
2026	519
2027	511
2028	511
2029	511
Thereafter	3,657
Total	$6,270

Note 7 - Related Party Transactions

On a regular basis, the Company enters various transactions with TCI (its parent) and subsidiaries of TCI. The most material activities occur with TCI and include a quarterly global management fee charge from TCI, as well as the Company funding TCI with cash to cover such items as payroll. On December 31, 2024 and December 31, 2023, the Company had a net related party short term receivable from TCI in the amount of $2,723 and $720, respectively. On December 31, 2024 and December 31, 2023 the Company has a net related party receivable from other subsidiaries of TCI in the amount of $12 and $130, respectively, and has a net related party payable to other subsidiaries of TCI in the amount of $292 and $279, respectively. The Company entered into a term loan agreement with TCI on July 1, 2019, as amended (as one of these transactions), under which TCI may borrow up to $10 million from the Company. Under the terms of the agreement, TCI will pay interest on a quarterly basis at a rate of LIBOR (now SOFR) + 2.25 percent based on the average monthly balance for each preceding quarter. The unpaid principal balance together with any unpaid accrued interest and other unpaid charges or fees shall be due and payable at the end of the term, January 1, 2026. The Company may decline to advance funds under this agreement in the event of a default, which would constitute a failure to pay interest when due, failure to pay principal within fifteen days of due date or in the event any representation or warranty by TCI in connection with this agreement was untrue in any material respect at the time it was made.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Note 8 – Line of Credit

On August 15, 2024, the Company entered into a Business Loan Agreement (“Line of Credit”) with Citibank N.A. This agreement provides for an up to $5,000 on demand revolving credit facility to finance ongoing working capital needs. Borrowings on the line of credit are secured by the assets of the Company. The Line of Credit requires the Company to comply with two financial covenant requirements. A minimum income and cash flow requirement debt service coverage ratio and tangible net worth requirement leverage ratio. Borrowings on the line of credit will bear interest at a variable rate subject to change from time to time based on changes in an independent index equal to the Adjusted Term Secured Overnight Financing Rate (“SOFR”). This is the rate per annum equal to Term SOFR for an interest period of one month’s duration plus 0.11448% (11.448 basis point). If Adjusted Term SOFR at any time is less than 0.50%, Adjusted Term SOFR shall at such tines be deemed to be 0.50%. As of December 31, 2024, the Company had no outstanding balance on the Line of Credit.

Note 9 - Debt Obligations

On March 27, 2014, the Company entered a mortgage note payable with TD Bank, N.A. related to the purchase of additional office space in Trenton, New Jersey. On February 7, 2024, the Company paid off the principal and accrued interest of $132. The mortgage note was payable in monthly installments of $2 which includes principal plus interest at 5.75%. The mortgage note payable was secured by the building. The amount outstanding under the mortgage note payable was $0 and $135 on December 31, 2024 and 2023, respectively.

On May 26, 2016, the Company entered a mortgage note payable with Bank of America Merrill Lynch. The mortgage is secured by the building located on Hillside Avenue in Trenton, NJ. The mortgage note matures on May 25, 2031 and is payable in monthly installments of $2, which includes principal plus interest at 4.50%. The amount outstanding under the mortgage note payable was $154 and $174 at December 31, 2024 and 2023, respectively.

On December 14, 2022, the Company secured a mortgage note payable with Citibank, N.A. The note matures on December 14, 2032 and is payable in monthly installments of $31, which includes principal plus interest at 5.21%, and a balloon payment of $2,899 due on December 14, 2032. The note payable is collateralized by the building. The amount outstanding under the note payable was $4,288 and $4,426 on December 31, 2024 and 2023, respectively.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Estimated future annual maturities of debt, excluding capital lease obligations, as of December 31, 2024 are as follows:

Years ended December 31,	Amount
2025	$168
2026	178
2027	187
2028	197
2029	207
Thereafter	3,504
Total	$4,441

Note 10 - Commitments and Contingencies

Leases

Under ASU Topic 842, Leases, the Company determined if an arrangement is a lease at inception. Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. The rate implicit to the Company’s leases are not readily determinable. The Company utilizes a risk-free discount rate based on the information available at commencement date in determining the present value of lease payments. The ROU assets also includes any lease payments made prior to commencement and is recorded net of any lease incentives received and net of the deferred rent balance on the date of implementation. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

The Company leases office spaces, equipment and various properties for storage facilities. Many of the Company’s operating leases include one or more options to renew at the Company’s sole discretion. The lease renewal option terms are generally for 12 months after the end of the original lease term. The determination of whether to include any renewal options in the lease term is made by the Company at lease inception when establishing the term of the lease. Leases with an initial term of 12 months or less are not recorded in the consolidated balance sheet as of December 31, 2024 and 2023.

Lease expense for operating leases is recognized on a straight-line basis over the lease term from the lease commencement date through the scheduled expiration date. Short-term lease expenses are leases with an initial term of 12 months or less not capitalized by the Company. Variable costs include certain lease arrangements that require periodic increases in the Company’s base rent that may be subject to certain economic indexes, among other items. In addition, variable costs include a portion of the lease arrangement where the Company pays property taxes, utilities and other costs related to several of its leased office facilities that fluctuate based on the actual amounts incurred by the Company’s lessor. In December of 2023, the Company entered into a contract to sublease its TCRW facility for the remainder of its lease term ending May 31, 2027.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Lease expense included in the consolidated statements of operations for the years ended December 31, 2024 and 2023 is shown below:

	December 31, 2024	December 31, 2023
Operating lease expense	$1,023	$650
Short-term lease expense	636	431
Variable lease cost	353	481
Sublease rental income	(443)	(35)
Total lease expense	$1,569	$1,527

The following is a schedule, by years of maturities of lease liabilities as of December 31, 2024:

Years Ending December 31,	Total Operating Lease Payments
2025	$1,132
2026	1,078
2027	784
2028	616
2029	509
Thereafter	2,568
Total minimum lease payments	$6,687
Less amount representing imputed interest	(922)
Present value of lease obligations	$5,765

Weighted average remaining lease term (years)	3.7
Weighted average discount rate	3.82%

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company's management, any liability resulting from such litigation would not be material in relation to the Company's consolidated financial position, results of operations and cash flows.

Note 11 - Benefit Plan

The Company maintains a 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) for qualified employees who elect to participate. The terms of the 401(k) Plan define qualified employees as those who work an average of thirty hours a week or more and have completed at least thirty days of service. The Company matches employee contributions equal to 100% of salary deferrals that do not exceed 3% of employee compensation plus 50% of salary deferrals between 3% and 5% of employee compensation. For the years ended December 31, 2024 and 2023, the Company recognized expense amounting to $236 and $201, respectively, which is included in either cost of sales or selling, general and administrative expenses in the consolidated statements of operations depending on where the respective employee’s salary is recorded.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Note 12 - Income Tax Provision

The provision for income taxes consists of the following:

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
Current:
Federal	$140	$(86)
State	32	82
Total current provision (benefit)	172	(4)
Deferred:
Federal	196	351
State	14	42
Total deferred provision	210	393
Total income tax provision	$382	$389

Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

Significant components of the Company's deferred tax liability for federal income taxes as of December 31, 2024 and December 31, 2023 consisted of the following:

	December 31,	December 31,
	2024	2023
Deferred tax asset:
Lease liability	$1,557	$1,257
Inventory reserve	113	116
Accrued expenses	42	19
Federal net operating loss and AMT credits	-	49
Other assets	-	3
Deferred tax asset	1,712	1,444
Deferred tax liability:
Right-of-use asset	(1,512)	(1,227)
Property and equipment	(627)	(463)
Other assets	(138)	-
Deferred tax liability	(2,277)	(1,690)
Net deferred tax	$(565)	$(246)

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The Company does not have unrecognized tax benefits as of December 31, 2024 or December 31, 2023. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Effective January 1, 2022, the Company is subject to mandatory capitalization of Section 174 research and development expenditures. The capitalized expenses are subject to amortization over five and fifteen years for expenses incurred within the U.S. and outside of U.S., respectively.

A reconciliation of income tax benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements as of December 31, 2024 and 2023 is as follows:

Rate Reconciliation	2024	2023
Federal tax benefit at statutory rate	21.0%	21.0%
State tax, net of federal benefit	3.6	12.9
Deferred tax	0.1	(0.1)
Permanent differences	2.0	0.5
Other	4.3	(5.2)
	30.0%	29.1%

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company’s 2021-2023 tax years remain open and subject to examination.

Note 13 – Stockholders’ Equity

Voting Right, the holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders. The holders of Non-Voting Class A Preferred Stock (“Class A Preferred Stock”) do not hold any voting or consent rights.

Dividends, the Company must declare a dividend equal to at least 50% of its after-tax profits earned in the prior fiscal year (as determined in the sole discretion of the board of directors) to be paid to the holders of its Common Stock and Class A Preferred Stock pro rata based on the relative number of shares that are outstanding as of the applicable record date.

TerraCycle US Inc.

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Class A preferred stock are entitled to receive $0.01 per share from the assets of the Company available for distribution to its stockholders before any payment of such amount to the holders of Common Stock.

Repurchase Option, the Company has an irrevocable option to repurchase any or all shares of Class A Preferred Stock under defined circumstances following 18 months of issuance at a price equal to the greater of the original issue price plus any declared but unpaid dividends or the fair market value.

Conversion, upon the closing of the sale of shares of Common Stock to the public in a public offering, each outstanding share of Class A Preferred Stock shall automatically be converted into one share of Common Stock and such share may not be reissued by the Company.

Stock Split, on August 18, 2025, the Company’s board of directors approved a 1 to 100 stock split of its issued and outstanding Common and Preferred stock, which was effective by amendment to the Company’s Certificate of Incorporation September 4, 2025. As part of the amendment, the number of authorized shares of common stock was revised to 80,113,400 with the par value remaining at $0.0001 per share, and the number of authorized shares of Preferred stock was revised to 30,113,400 with a par value of $0.0001. All issued and outstanding Common and Preferred stock and per share amounts contained in the consolidated financial statements have been retrospectively adjusted to give effect to the stock split for all periods presented.

Note 14 - Segments

The Company defines its segments as those operations that engage in business activities from which it may recognize revenue and incur expenses, whose results the Chief Executive Officer who is also the Chief Operating Decision Maker (“CODM”) regularly reviews to analyze performance and allocate resources and for which discrete financial information is available. Our CODM does not evaluate the operating segment using asset or liability information. Consolidated net income is the measure of segment profit used by the CODM in making decisions regarding resource allocation and assessing performance, which is also reported on the consolidated statements of operations. The CODM relies on consolidated net income in making decisions regarding resource allocation and evaluating financial performance.

The CODM does not review expense items at a level lower than the consolidated level. Information for the Company’s reportable segment, including the reconciliation to income before income taxes, is provided in the following table for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Net sales	43,125	43,283
Less:
Cost of sales excluding depreciation	23,686	24,694
Segment gross profit	19,439	18,589
Less:
Selling, general and administrative expenses	17,246	16,649
Depreciation and amortization	933	588
Other segment items (1)	27	10
Income before income taxes	1,233	1,342

(1)	Other segment items include certain operating expenses that are not regularly provided to the CODM and that are identifiable with that segment, including interest expense and the elimination of intercompany transactions.

PART III

EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this Offering Statement, in each case as indicated below.

Exhibit No.	Title of Document	Form	File No.	Exhibit	Filing Date / Date of Qualification (as applicable)	Filed Herewith
1.1	DealMaker Securities Order Form					X
2.1	Certificate of Incorporation	1-A	024-10734	2.1	January 10, 2018
2.2	Bylaws	1-A	024-10734	2.2	January 10, 2018
2.3	Certificate of Amendment to Certificate of Incorporation	1-U	24R-00143	2.3	October 14, 2025
2.4	Form of Certificate of Amendment of Certificate of Incorporation					X
4.1	Form of Subscription Agreement					X
6.1	License, Royalty and Reimbursement Agreement #(6)	1-K	24R-00143	6.1	April 30, 2025
6.2	Rental Agreements	1-A	024-10734	6.2	January 10, 2018
6.3	GRN Movement Agreement	1-K	24R-00143	6.3	May 2, 2022
6.4	Term Loan Agreement	1-SA	24R-00143	6.4	September 27, 2022
6.5	Amendment to Term Loan Agreement	1-SA	24R-00143	6.5	September 27, 2022
6.6	HBS Agreement (4)*	1-K	24R-00143	6.6	May 1, 2023
6.7	Purchase and Sale Agreement*	1-K	24R-00143	6.7	May 1, 2023
6.8	First Amendment to Purchase and Sale Agreement	1-K	24R-00143	6.8	May 1, 2023
6.9	Second Amendment to Purchase and Sale Agreement	1-K	24R-00143	6.9	May 1, 2023
6.10	Third Amendment to Purchase and Sale Agreement	1-K	24R-00143	6.10	May 1, 2023
6.11	Guaranty and Pledge Agreement	1-K	24R-00143	6.11	May 1, 2023
6.12	Independent Contractor Agreement*	1-SA	24R-00143	6.12	September 26, 2024
6.13	Grant of Restricted Stock Units	1-SA	24R-00143	6.13	September 26, 2024
6.14	Intercompany License and Overhead Allocation Agreement					X
11.1	Consent of KPMG LLP					X
11.2	Consent of RSM US LLP					X
12.1	CrowdCheck Law Opinion**

*	Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.
**	To be filed by amendment

41

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Trenton, New Jersey, on February 11, 2026.

TerraCycle US Inc.

/s/ Tom Szaky
Chief Executive Officer and Director
February 11, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Tom Szaky
Tom Szaky Chief Executive Officer and Director
Date: February 11, 2026

/s/ Javier Daly
Javier Daly Chief Financial Officer (Chief Accounting Officer)
Date: February 11, 2026

/s/ Richard Perl
Richard Perl Director
Date: February 11, 2026

/s/ Daniel Rosen
Daniel Rosen Director
Date:February 11, 2026

/s/ David Zaiken
David Zaiken Director
Date: February 11, 2026

Ehud Laska Director
Date:

Tom Miller Director
Date:

Marian Chertow Director
Date:

42